UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EyePoint Pharmaceuticals, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

480 Pleasant Street

Watertown, MA 02472

United States

May 9, 2022

To Our Fellow Stockholders,

2021 was a tremendous year for EyePoint Pharmaceuticals as we continued to execute on our goal of becoming the leader in ocular drug delivery.  We made strides across virtually all of our business endeavors, including the achievement of our most important milestone: the reporting of positive data from the Phase I DAVIO clinical trial for our lead pipeline program, EYP-1901, in wet-age related macular degeneration (wet AMD).  We also significantly strengthened our balance sheet and recorded strong year over year revenue growth from our commercial products, YUTIQ® and DEXYCU®.

Financially, we accomplished a great deal in 2021 as well.  We completed two successful follow-on equity offerings raising over $230 million in gross proceeds and we ended the year with cash, cash equivalents and investments totaling $211.6 million.  In March 2022, we announced a debt refinancing with Silicon Valley Bank, with $45 million in credit facilities replacing our prior credit facility and representing a significant improvement in economic terms, resulting in approximately $2.8 million of annualized interest savings. We are incredibly pleased with our improved balance sheet and we anticipate that cash and investments along with net proceeds from our commercial products can fund current and planned operations into the second half of 2024.

We are excited about the potential benefits that our pipeline product candidates may bring to patients with serious eye disorders. We believe our lead product candidate, EYP-1901, has the potential to be a new treatment paradigm for serious retinal diseases, including wet AMD, if approved. As a potential six-month sustained release treatment option using our bioerodible DURASERT technology, EYP-1901 can deliver small molecule drugs to the back of the eye for extended periods of time with a consistent, sustained release profile known as zero order kinetics. Wet AMD is a serious and potentially devastating eye disorder, accounting for approximately 90% of all AMD-related blindness. Despite FDA-approved medications on the market, treatment adherence remains an ongoing challenge for patients and physicians, and we continue to believe that there is a significant unmet need for longer duration treatments for wet AMD.

In 2021, we dosed the first patient with EYP-1901 in our Phase 1 wet AMD DAVIO clinical trial, completed trial enrollment, reported positive 30-day and 3-month safety data, and presented positive interim 6-month safety and efficacy data. In February 2022, we reported continued strong safety and efficacy signals in updated 8-month data. We are encouraged by our interim DAVIO results thus far, and believe these data demonstrate the sustained delivery potential of what our DURASERT technology may accomplish for patients.

We plan to advance a Phase 2 trial of EYP-1901 for wet AMD starting in the third quarter of 2022, and we look forward to expanding this potentially paradigm-changing treatment to additional indications with unmet need, including non-proliferative diabetic retinopathy (NPDR), in the second half of this year.

Regarding our commercial products, YUTIQ® and DEXYCU®, we are very pleased by the progress we’ve made this past year.  We reported record customer demand for both our commercial products in the fourth quarter of 2021 and a 70% increase in net product revenue for full-year 2021 compared to full-year 2020. In December 2021, we signed an amendment to our commercial alliance agreement with ImprimisRx, under which ImprimisRx assumed full responsibility for U.S. sales and marketing activity for DEXYCU as of January 2, 2022. ImprimisRx has been a strong partner for DEXYCU and we look forward to continued growth of the franchise as they continue to execute.  In addition, YUTIQ customer demand continues to grow due to our ongoing expansion of YUTIQ sales efforts into the retinal community for the treatment of posterior segment uveitis, and from an improved siliconized needle that provides a preferred procedural experience for physicians and patients. Our commercial products provide a unique value proposition of sustained drug delivery allowing for potentially fewer treatments, which we believe continues to be highly attractive to both doctors and patients.

Throughout the year, we strengthened our management team with key leadership appointments. In the fourth quarter of 2021, Jay S. Duker, M.D. became our full-time Chief Operating Officer. Dr. Duker is a world-renowned retinal surgeon and a leading key opinion leader with over 300 publications. Prior to joining EyePoint as COO, Dr. Duker served as Chair of Ophthalmology at Tufts Medical School for over 20 years. Additionally, in January 2022, we appointed Michael C. Pine as Chief Corporate Development and Strategy Officer, bringing with him over 20 years of business and corporate development expertise in the pharmaceutical industry. Most recently, in March 2022, we announced the hiring of our Chief Regulatory Officer, Isabelle Lefebvre, who brings over 30 years of global regulatory affairs experience across all phases of drug development, including ophthalmic and ocular conditions.

We are also pleased to announce a new nominee to our Board of Directors, Anthony Adamis, M.D., pioneer in the discovery and early development of anti-VEGF drugs for the treatment for ophthalmic diseases. Dr. Adamis has more than 30 years of industry R&D experience, having guided the development of 20 medicines in global clinical trials, resulting in 23 approvals by the U.S. Food and Drug Administration.

In closing, 2021 was a critical year for EyePoint Pharmaceuticals as we believe we established our company as a strong clinical and commercial leader in the retinal ophthalmic space. We are deeply grateful for the dedication and drive of our employees, as well as the clinical investigators and patients in our Phase 1 DAVIO clinical trial, who made these achievements possible.

We remain focused on our overarching mission of improving the lives of patients with serious eye disorders by bringing innovative products to patients in the United States and around the world, and we continue making progress toward achieving our goal to become the leader in ocular drug delivery.

We would like to thank our committed stockholders for their continued support, and we look forward to future successes as we continue to work towards achieving our corporate and clinical goals.

Sincerely,

Nancy Lurker

President and Chief Executive Officer

Göran Ando, M.D.

Chair of the Board of Directors

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995: To the extent any statements made in this letter deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause EyePoint’s actual results to be materially different than those expressed in or implied by EyePoint’s forward-looking statements. For EyePoint, this includes uncertainties regarding the timing and clinical development of our product candidates, including EYP-1901; the effectiveness and timeliness of clinical trials, and the usefulness of the data; the timeliness of regulatory approvals; the extent to which the COVID-19 pandemic impacts EyePoint’s business, the medical community and the global economy; EyePoint’s ability to achieve profitable operations and access to needed capital; fluctuations in EyePoint’s operating results; EyePoint’s ability to successfully produce sufficient commercial quantities of YUTIQ and DEXYCU and to successfully commercialize YUTIQ and DEXYCU in the U.S.; EyePoint’s ability to sustain and enhance an effective commercial infrastructure and enter into and maintain commercial agreements for the commercialization of YUTIQ and DEXYCU; consequences of dexamethasone side effects for DEXYCU; the success of current and future license agreements; EyePoint’s dependence on contract research organizations, contract sales organizations co-promotion partners, and other outside vendors and service providers; effects of competition and other developments affecting sales of products; market acceptance of products; protection of intellectual property and avoiding intellectual property infringement; product liability; and other factors described in our filings with the Securities and Exchange Commission. We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. A variety of factors, including these risks, could cause our actual results and other expectations to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements. Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 23, 2022

Dear Stockholders:

NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders (Annual Meeting) of EyePoint Pharmaceuticals, Inc. (the Company) will be held on Thursday, June 23, 2022 at 9:00 a.m., local time. This year’s Annual Meeting will be a virtual meeting via live webcast on the Internet. You will not be able to attend the Annual Meeting in person. Instead, you will be able to attend the Annual Meeting by visiting www.meetnow.global/MGNZNG2, for the following purposes:

1.	To elect seven directors to the Company’s Board of Directors, each to serve until the Company’s 2023 Annual Meeting of Stockholders or until such person’s successor is duly elected and qualified.
2.	To approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the accompanying proxy statement.
3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.
4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the Annual Meeting.

The Company’s Board of Directors recommends that stockholders vote FOR ALL on Proposal No. 1 and FOR Proposal Nos. 2 and 3. During the ten days before the Annual Meeting, you may inspect a list of stockholders eligible to vote. If you would like to inspect the list, please call John Mercer, our Director of IP and Corporate Counsel, at (508) 934-6243 to arrange the inspection.

Stockholders of record at the close of business on April 25, 2022, the record date of the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on June 23, 2022. Our 2022 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2021 are available at www.edocumentview.com/EYPT for street holders and www.envisionreports.com/EYPT for registered holders.

The accompanying proxy statement includes further details with respect to the proposals to be considered at the Annual Meeting. This notice of Annual Meeting and the accompanying proxy statement contain important information and should be read in their entirety. If you are in doubt as to how you should vote at the Annual Meeting, you should seek advice from your legal counsel, accountant or other professional adviser prior to voting.

By Order of the Board of Directors

Ron Honig
Chief Legal Officer and Company Secretary

May 9, 2022

Watertown, Massachusetts

In this proxy statement, the words “EyePoint,” “the Company,” “we,” “our,” “ours,” “us” and similar terms refer to EyePoint Pharmaceuticals, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.

The Notice of 2022 Annual Meeting of Stockholders and Proxy Statement and our accompanying Annual Report on Form 10-K are being distributed and made available on or about May 9, 2022.

QUESTIONS AND ANSWERS

ABOUT

THE PROXY MATERIALS AND VOTING

Proxy Materials

Why am I receiving these proxy materials?

Our Board of Directors (Board) has made these proxy materials available to you on the Internet, or, upon your request, has delivered a printed or email copy of these proxy materials to you, in connection with its solicitation of proxies for use at our 2022 Annual Meeting of Stockholders (Annual Meeting), which will take place on Thursday, June 23, 2022 at 9:00 a.m., local time, via live webcast on the Internet by visiting www.meetnow.global/MGNZNG2. We began sending the Notice of Internet Availability of Proxy Materials (Notice) on or about May 9, 2022. You received proxy materials because you owned shares of EyePoint common stock at the close of business on April 25, 2022 (the Record Date), and that entitles you to vote at the Annual Meeting. These proxy materials describe the matters on which our Board of Directors would like you to vote and contain information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (SEC) when we solicit your proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 23, 2022. Our 2022 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2021 are available at www.edocumentview.com/EYPT for street holders and www.envisionreports.com/EYPT for registered holders.

What is included in the proxy materials?

The proxy materials include:

•	the Notice of 2022 Annual Meeting of Stockholders and Proxy Statement (Proxy Statement);
•	our Annual Report on Form 10-K for the year ended December 31, 2021 (Annual Report); and
•	if you requested a printed or email copy of these proxy materials, the proxy or voting instruction card that accompanied these materials.

What information is contained in this Proxy Statement and our Annual Report on Form 10-K?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and certain of our executive officers, corporate governance matters, and certain other required information. Our Annual Report contains information about our business, our audited financial statements and other important information that we are required to disclose under the rules of the SEC.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with SEC rules, we may furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy or voting instructions on the Internet. If you would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the Notice for requesting such materials.

How can I access the proxy materials over the Internet?

The Notice and, if you requested to receive a printed or email copy of these proxy materials, the proxy or voting instruction card that accompanied these materials, contains instructions on how to:

•	view the proxy materials for the Annual Meeting on the Internet and vote your shares; and
•	instruct us to send our future proxy materials to you electronically by email.

Our proxy materials are also available at www.edocumentview.com/EYPT for street holders and www.envisionreports.com/EYPT for registered holders.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you revoke it.

Voting Information

What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

Proposal No. 1:	To elect seven members of our Board of Directors, each to serve until our 2023 Annual Meeting of Stockholders or until such person’s successor is duly elected and qualified.

Proposal No. 2:	To approve, on an advisory basis, the compensation paid to our named executive officers, as described in this proxy statement.

Proposal No. 3:	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

See the “Proposals” section of this Proxy Statement for information on these proposals. We will also consider any other business that is properly brought before the Annual Meeting or any adjournments or postponements thereof. See “What happens if additional matters are presented at the Annual Meeting?” below.

How does the Board of Directors recommend that I vote?

Our Board recommends that you vote your shares as follows:

Board Recommendation

Proposal No. 1:	The election of seven members of our Board of Directors, each to serve until our 2023 Annual Meeting of Stockholders or until such person’s successor is duly elected and qualified.	FOR ALL

Proposal No. 2:	The approval, on an advisory basis, of the compensation paid to our named executive officers, as described in this proxy statement.	FOR

Proposal No. 3:	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	FOR

See the “Proposals” section of this Proxy Statement for information on these proposals and our Board’s recommendations.

What happens if additional matters are presented at the Annual Meeting?

Other than the three items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Nancy S. Lurker, President and Chief Executive Officer, and Ron I. Honig, Chief Legal Officer and Company Secretary, or either of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting or any adjournments or postponements thereof. If, for any reason, any of the director nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board of Directors.

How many votes do I have?

There were 34,047,128 shares of common stock issued and outstanding as of the close of business on the Record Date. Each share of our common stock that you own as of the Record Date entitles you to one vote on each matter presented at the Annual Meeting. Cumulative voting for directors is not permitted.

What is the difference between holding shares as a “stockholder of record” as compared to as a “beneficial owner”?

Most of our stockholders hold their shares as a beneficial owner through a broker, bank, trust or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•

Stockholder of Record: If your shares are registered directly in your name with our transfer agent, Computershare Trust Company N.A., you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote personally at the Annual Meeting. You will need the control or account number included in the Notice or your proxy card or included in the email to you if you received the proxy materials by email in order to be able to vote your shares or submit questions during the Annual Meeting. If you do not wish to vote personally or you will not be attending the Annual Meeting, you may vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested a printed or email copy of these proxy materials, you can also vote by telephone or mail by following the instructions contained in the proxy card that accompanied these materials. See “How can I vote my shares without attending the Annual Meeting?” below.

•

Beneficial Owner: If your shares are held through a broker, bank, trust or other nominee, like the majority of our stockholders, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank, trustee, or other nominee how to vote the shares in your account. Since a beneficial owner is not the stockholder of record, you may not vote your shares personally at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting. If you do not wish to vote personally or you will not be attending the Annual Meeting, you may vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested a printed or email copy of these proxy materials, you can also vote by telephone or by mail by following the instructions on the voting instruction card provided to you by your broker, bank, trustee, or other nominee. See “How can I vote my shares without attending the Annual Meeting?” below.

How can I vote my shares personally at the Annual Meeting?

You may vote your shares held in your name as the stockholder of record personally while participating in the Annual Meeting live via the Internet at www.meetnow.global/MGNZNG2 using your unique control number that was included in the Notice that you received in the mail, or, if you requested to receive a printed or email copy of these proxy materials, the proxy card that accompanied these materials.

If your shares are held beneficially in street name, you may still vote them at the Annual Meeting live via the Internet at www.meetnow.global/MGNZNG2 only if you obtain a legal proxy from the broker, bank, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting live via the Internet, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting personally.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting.

•

Stockholder of Record: If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested a printed or email copy of these proxy materials, you can also vote by telephone or mail by following the instructions on the proxy card that accompanied these materials.

•

Beneficial Owner: If you hold shares beneficially in street name, you may also vote by proxy over the Internet by following the instructions provided in the voting instructions provided to you by your broker, bank, trustee or other nominee, or, if you requested to receive a printed or email copy of these proxy materials, you can also vote by telephone or mail by following the instructions on the voting instruction card provided to you by your broker, bank, trustee, or other nominee.

Can I change my vote or revoke my proxy?

If you are the stockholder of record, you may change your vote at any time prior to the taking of the vote at the Annual Meeting by:

•

granting a new proxy bearing a later date by following the instructions provided in the Notice or, if you requested to receive a printed or email copy of these proxy materials, the proxy card that accompanied these materials;

•

providing a written notice of revocation to our Company Secretary at 480 Pleasant Street, Suite A210, Watertown, MA 02472, which notice must be received by our Company Secretary before the Annual Meeting; or

•	attending the Annual Meeting live via the Internet and voting personally.

If you hold shares beneficially in street name, you may change your vote by:

•

submitting new voting instructions to your broker, bank, trustee, or other nominee by following the instructions provided in the voting instructions sent to you by your broker, bank, trustee or other nominee; or,

•

if you have obtained a valid legal proxy and control number from your broker, bank, trustee, or other nominee giving you the right to vote your shares, by attending the Annual Meeting via the Internet and voting personally using the valid legal proxy.

Note that for both stockholders of record and beneficial owners, attendance at the Annual Meeting will not cause your previously granted proxy or voting instructions to be revoked unless you specifically so request or vote via the Internet personally at the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our Company or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation.

What is a “broker non-vote”?

If you are a beneficial owner of shares held by a broker, bank, trust or other nominee and you do not provide your broker, bank, trustee or other nominee with voting instructions, your shares may constitute “broker non-votes”. Broker non-votes occur on a matter when the broker, bank, trustee or other nominee is not permitted under applicable stock exchange rules to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters.

Proposal Nos. 1 and 2 are considered “non-routine” matters, while Proposal No. 3 is considered a “routine” matter. Therefore, if you are a beneficial owner of shares held in street name and do not provide voting instructions, your shares will not be voted on Proposal Nos. 1 and 2, and a broker non-vote will occur on these matters. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered voting power present with respect to that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Because Proposal No. 3 is a “routine” matter, a broker, bank, trustee or other nominee will be permitted to exercise its discretion on this proposal, which means there will be no broker non-votes on this matter.

How many shares must be present or represented to conduct business at the Annual Meeting?

A “quorum” is necessary to conduct business at the Annual Meeting. A quorum is established if the holders of one-third of all shares issued and outstanding and entitled to vote at the Annual Meeting are present at the Annual Meeting, either in person via virtual communication or represented by proxy. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What are the voting requirements to approve the proposals discussed in this Proxy Statement?

•

Proposal No. 1: Election of seven directors to the Board. Votes may be cast: FOR ALL nominees, WITHHOLD ALL nominees or FOR ALL EXCEPT those nominees noted by you on the appropriate portion of your proxy or voting instructions. A plurality of the votes of the shares present personally or represented by proxy at the Annual Meeting is required to elect director nominees, and as such, the seven nominees who receive the greatest number of votes cast by stockholders entitled to vote on the matter will be elected. Broker non-votes and abstentions will have no effect on the outcome of this proposal.

•

Proposal No. 2: Approve, on an advisory basis, the compensation paid to our named executive officers as disclosed in this proxy statement. Votes may be cast: FOR, AGAINST or ABSTAIN. The approval of this Proposal No. 2 requires the affirmative vote of a majority of the votes properly cast on the matter. Broker non-votes and abstentions will have no effect on the outcome of this proposal.

•

Proposal No. 3: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Votes may be cast: FOR, AGAINST or ABSTAIN. The approval of this Proposal No. 3 requires the affirmative vote of a majority of the votes properly cast on the matter. Broker non-votes will not occur in connection with this proposal because brokers, banks, trustees and other nominees have discretionary voting authority to vote shares on this proposal under stock exchange rules without specific instructions from the beneficial owner of such shares. Abstentions will have no effect on the outcome of this proposal.

Who will bear the cost of soliciting votes for the Annual Meeting?

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Our directors, officers and employees may solicit proxies or votes in person, by telephone or by electronic communication. We will not pay our directors, officers or employees any additional compensation for these services. We will ask brokers, banks, trustees and other nominees to forward the proxy materials to their principals and to obtain authority to execute proxies and will reimburse them for certain costs in connection therewith.

Who will count the votes?

Votes will be counted by the inspector of election appointed for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and disclose the final voting results in a Current Report on Form 8-K that we will file with the SEC within four business days of the Annual Meeting.

Attending the Annual Meeting

Why is the Annual Meeting being held virtually?

By hosting the Annual Meeting online, we are able to communicate more effectively with our stockholders, enable increased attendance and participation from locations around the world, reduce costs and increase overall safety for both EyePoint and its stockholders. The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting. You will be able to vote online during the Meeting, change a vote you may have submitted previously, or ask questions online that will be reviewed and answered by the speakers. You will only be able to participate in this manner if you log in with your holder control number.

Can I submit a question for the Meeting?

Stockholders who attend the Annual Meeting by webcast by visiting www.meetnow.global/MGNZNG2 will have an opportunity to submit questions in writing during a portion of the Annual Meeting. Instructions for submitting a question during the Annual Meeting will be provided on the Annual Meeting website. We will endeavor to answer as many submitted questions as time permits; however, we reserve the right to exclude questions regarding topics that are not pertinent to Annual Meeting matters or company business or are inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Any questions that are appropriate and pertinent to the Annual Meeting but cannot be answered during the Annual Meeting due to time constraints will be answered and posted on the “Investors – Governance Documents” page of our Company’s website at www.eyepointpharma.com, as soon as practicable after the Annual Meeting.

What should I do if I need technical support during the Annual Meeting?

The Annual Meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plugins. Attendees should ensure they have a strong internet connection, allow plenty of time to log in, and can hear streaming audio prior to the start of the Annual Meeting.

If you experience any technical difficulties accessing the Annual Meeting or during the Annual Meeting, please call the toll-free number that will be available on our virtual stockholder login site (at www.meetnow.global/MGNZNG2) for assistance. We will have technicians ready to assist you with any technical difficulties you may have beginning 15 minutes prior to the start of the Annual Meeting, and the technicians will be available through the conclusion of the Annual Meeting. Additional information regarding matters addressing technical and logistical issues, including technical support during the Annual Meeting, will be available on the Annual Meeting website.

How can I attend the Annual Meeting?

The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetnow.global/MGNZNG2. You also will be able to vote your shares online by attending the Annual Meeting by webcast. To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

The online meeting will begin promptly at 9:00 a.m., Eastern Time. We encourage you to access the meeting at least 15 minutes prior to the start time and to leave ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

How do I register to attend the Annual Meeting virtually on the Internet?

If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet. To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Company holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 20, 2022.

You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

By email

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail

Computershare
EyePoint Pharmaceuticals, Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Director Nominees

Our Board consists of seven (7) directors. The term of each director expires each year at our Annual Meeting of Stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified, or until he or she sooner dies, resigns, or is removed. Ronald W. Eastman will not stand for re-election at our Annual Meeting but will continue to serve as a director until the expiration of his term at the Annual Meeting. Anthony P. Adamis is standing for election as a new director to replace Mr. Eastman at our Annual Meeting. The size of the Board will remain at seven (7) members as of the Annual Meeting.

The following table sets forth the name, age, director service period and position of each of our current directors and director nominees as of April 25, 2022 other than Mr. Eastman who will not stand for re-election at our Annual Meeting:

Name	Age	Position	Director Since
Göran Ando, M.D.	73	Chair of the Board of Directors	2018
Nancy Lurker	64	President and Chief Executive Officer and Director	2016
John B. Landis, Ph.D.	69	Director	2018
David Guyer, M.D.	62	Director	2019
Wendy DiCicco	54	Director	2019
Ye Liu	51	Director	2020
Anthony P. Adamis	63	Director Nominee	N/A

Board Diversity Matrix

The following Board Diversity Matrix presents our Board diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by our directors and director nominee:

Board Diversity Matrix (As of April 28, 2022)
Total Number of Directors & Director Nominee	8 (including one nominee)
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors & Director Nominee	2	6 (includes one nominee)	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	5 (includes one nominee)	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Set forth below for each current director and director nominee standing for election at the Annual Meeting is a list of Board Committee memberships and a description of his or her business experience, qualifications, education and skills that led our Board to conclude that such individual should serve as a member of our Board:

Göran Ando, M.D.

Chair of the Board and member of the Compensation Committee, the Science Committee, the Governance and Nominating Committee and the Audit Committee

Dr. Ando has had a distinguished career in the global pharmaceutical industry that has spanned nearly four decades. He began his career at Pfizer, Inc., where he held several senior clinical positions both in the U.S. and in Europe. Dr. Ando also served as President of the Astra Research Centre. He held various senior appointments at GlaxoSmithKline plc, including Research and Development Director for Glaxo Group Research. Dr. Ando then joined Pharmacia AB in 1995 as Executive Vice President and Deputy Chief Executive Officer to lead Research and Development with additional responsibilities for manufacturing, information technology, business development and M&A. During his nine-year tenure as Head of Research and Development at Pharmacia/Pharmacia & Upjohn, 17 new drugs were approved by the FDA prior to Pharmacia’s acquisition by Pfizer for $60 billion. Dr. Ando retired in 2018 as Chairman of Novo Nordisk A/S and previously served as the Chief Executive Officer of Cell Tech Group PLC from 2003 to 2005. He currently serves as a director for Selecta Biosciences, Inc. (NASDAQ: SELB), a clinical-stage biotechnology company, since April 2020. He currently serves as Chairman of the Board for Nouscom A/G (a private company in Switzerland), and in May 2020 he became Chairman of the Board for Tessa Therapeutics (a private company in Singapore). He also currently serves as a director for several private biopharmaceutical companies in Europe, U.S. and Singapore. Previously, he has served as Chairman of the Board for several European-based biopharmaceutical companies, and, until April 2020, he served as a board member of Molecular Partners (a public company listed on the Swiss exchange). He served as a Senior Advisor at EW Healthcare Partners from 2007 to July 2021. Dr. Ando received his Bachelor of Arts degree from Uppsala University in Sweden and Doctor of Medicine degree from Linköping University in Sweden.

We believe Dr. Ando is qualified to serve as Chair of our Board because his strong record of leadership as an executive officer and director in the life sciences industry affords him a deep understanding of the industry and corporate setting in which we operate and allows him to impart his substantial expertise in the fields of manufacturing, information technology, business development and commercialization to the Board and the Company.

Nancy Lurker

President and Chief Executive Officer

Ms. Lurker has been our President and Chief Executive Officer since September 2016. From 2008 to 2015, Ms. Lurker served as President and Chief Executive Officer and a director of PDI, Inc., a Nasdaq-listed healthcare commercialization company now named Interpace Diagnostics Group, Inc. From 2006 to 2007, Ms. Lurker was Senior Vice President and Chief Marketing Officer of Novartis Pharmaceuticals Corporation, the U.S. subsidiary of Novartis AG. From 2003 to 2006, she served as President and Chief Executive Officer of ImpactRx, Inc., a privately held healthcare information company. From 1998 to 2003, Ms. Lurker served as Group Vice President, Global Primary Care Products and Vice President, General Therapeutics for Pharmacia Corporation (Pharmacia), now a part of Pfizer, Inc. She also served as a member of Pharmacia’s U.S. executive management committee. Previously, Ms. Lurker spent 14 years at Bristol-Myers Squibb Company, rising from a sales representative to Senior Director, Worldwide Cardiovascular Franchise Management. Since April 2018, Ms. Lurker currently serves as a member of the board of directors of Aquestive Therapeutics (Nasdaq AQST), a Nasdaq-listed company. Since April 2021, Ms. Lurker has served as a member of the board of directors of Altasciences (a private company in Canada). Ms. Lurker previously served as a member of the board of directors of the Cancer Treatment Centers of America. Ms. Lurker also previously served as chair of the board of directors of X4 Pharmaceuticals, Inc. (Nasdaq: XFOR) from 2016 to 2018, and as a member of the boards of directors of publicly held Auxilium Pharmaceuticals, Inc. from 2011 to 2015, Mallinckrodt Pharmaceuticals, plc from 2013 to 2016, Elan Pharmaceuticals from 2005-2006, Conjuchem Biotechnologies from 2004-2006 in addition to serving as a director of PDI, Inc. from 2008 to 2015. Ms. Lurker received a B.S. in Biology from Seattle Pacific University and an M.B.A. from the University of Evansville.

We believe Ms. Lurker is qualified to serve on our Board because of her role as our President and Chief Executive Officer, as well as her broad ranging experience in the pharmaceutical industry and her track record of maximizing the potential of new therapies with over ten years of clinical drug development at BMS, Pharmacia, and Novartis in her capacity as a senior executive, and successfully implementing innovative U.S. and global drug launches, which provide her with valuable expertise and perspective on our corporate strategy, management, operations and governance.

Wendy DiCicco

Chairperson of the Audit Committee and member of the Governance and Nominating Committee

Ms. DiCicco serves as an independent financial and board advisor to companies in the life sciences industry, often serving in the role of interim Chief Financial Officer. From 2019 to March 2022, she served as interim Chief Financial Officer for Renovacor, a preclinical stage biopharmaceutical company (NYSE: RCOR). Previously, she was Chief Operating and Financial Officer of Centinel Spine from 2017 to 2018, a privately-held company. Since February 2022, Ms. DiCicco has served as a member of the board of directors of SWK Holdings Corp (NASDAQ: SWKH). Ms. DiCicco currently serves on the boards of directors of Sincerus Pharmaceuticals Inc, Imvax, Inc, and ExpressCells, all privately-held biotechnology companies, and previously served on the boards of directors of II-VI, Inc. (NASDAQ: II-VI) from 2006 until 2017, Carmell Therapeutics from 2018 until 2021, Syncardia Systems from 2015 until 2016 and CannaPharma Rx (OTC: CPMD) from 2015 until 2016. She previously served as President and Chief Operating Officer of Camber Spine Technologies from 2014 to 2017, and has held Chief Financial Officer roles at Nuron Biotech, Quench USA, Globus Medical and Kensey Nash Corporation. Her career started in public accounting at Deloitte & Touche in 1990. Ms. DiCicco received a B.S. in accounting from Philadelphia College of Textiles and Science and is a licensed CPA. She is also an appointed Board Leadership Fellow and Corporate Governance Fellow of the National Association of Corporate Directors (NACD).

We believe Ms. DiCicco is qualified to serve on our Board because of her highly successful career as a C-suite executive leading financial and operational organizations at numerous global, commercial-stage healthcare companies and her extensive strategic and financial expertise to expand commercial launch efforts.

John Landis, Ph.D.

Chairperson of the Science Committee

Dr. Landis served as a director for Bioanalytical Systems, Inc. from 2009 to 2017, serving as the chairman of its board of directors from 2011 until his departure in 2017. Dr. Landis previously served as Senior Vice President, Pharmaceutical Sciences of Schering-Plough Corporation, a pharmaceutical company, from September 2003 until his retirement in October 2008. In that role, Dr. Landis led the global pharmaceutical sciences function of pharmacy, analytical chemistry, process chemistry, biotechnology, quality assurance, clinical supplies and devices. Prior to that, Dr. Landis served as Senior Vice President, Preclinical Development at Pharmacia Corporation from 1997 until 2003 and led the global preclinical functions of toxicology, drug metabolism and pharmacokinetics, pharmaceutical sciences, analytical chemistry and laboratory animal care. Dr. Landis also served as Vice President, Central Nervous System Psychiatry, Critical Care and Inflammation Development for Pharmacia & Upjohn from 1995 through 1997. Prior to that, Dr. Landis was employed by The Upjohn Company, where he held positions of increasing responsibility in the areas of analytical research, quality assurance and quality control. He is a current member of Purdue University’s Drug Discovery Board. Over his career, Dr. Landis served on several other boards of directors, academic advisory panels and professional boards. Dr. Landis earned Ph.D. and M.S. degrees in Analytical Chemistry from Purdue University and a B.S. degree in Chemistry from Kent State University.

We believe Dr. Landis is qualified to serve on the Board because his substantial and varied experience working within medical communities ranging from academia to the pharmaceutical industry position him to provide a practical and balanced perspective to the Board. Dr. Landis also brings to the Board executive experience in clinical research and his service on other public company boards affords him a deep understanding of the role of the Board and its oversight of corporate governance and business strategy.

David Guyer, M.D.

Chairperson of the Compensation Committee and member of the Audit Committee and the Science Committee

David R. Guyer, M.D. is a Chief Executive Officer of EyeBio, a privately held ophthalmology biotechnology company, a Venture Partner at SV Health Investors, and a director for Oxurion (EBR: OXUR). Dr. Guyer is the co-founder and Executive Chairman of Iveric Bio (formerly Ophthotech). (Nasdaq: ISEE) until its annual meeting in May of 2021. Dr. Guyer served as a director for Applied Genetic Technologies Corporation (Nasdaq: AGTC) from June 2014 to December 2017. Dr. Guyer served as Chairman of Iveric Bio’s board of directors since its inception in January 2007 to January 2017 and as the Chief Executive Officer from April 2013 to January 2017. Under his leadership, Ophthotech entered into one of the largest ex-US partnering transactions ever in the biotechnology industry at that time with Novartis.

Dr. Guyer has significant medical, drug development, and commercial experience in ophthalmology, and in his career has served on approximately 20 boards of both public and private companies. He co-founded Eyetech Pharmaceuticals Inc. and served as its Chief Executive Officer and as a member of its board of directors from 2000 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005.

Prior to co-founding Eyetech Pharmaceuticals, Dr. Guyer was a professor and served as Chairman of the Department of Ophthalmology at New York University School of Medicine. Dr. Guyer received a BS from Yale College and an MD from Johns Hopkins Medical School. Dr. Guyer completed his ophthalmology residency at Wilmer Ophthalmological Institute, Johns Hopkins Hospital and a retinal fellowship at the Massachusetts Eye and Ear Infirmary at Harvard Medical School.

We believe Dr. Guyer is qualified to serve on the Board because of his extensive executive leadership experience, his extensive experience in ophthalmology, his extensive experience in the life sciences industry as an entrepreneur and venture capital investor, and his service on the board of directors of other life sciences companies.

Ye Liu

Mr. Liu has over 20 years of experience in the pharmaceutical industry. Since November 2018, he has served as executive director and Chief Executive Officer of Ocumension Therapeutics (a company listed on Hong Kong Stock Exchange, stock code:1477) (Ocumension), a China-based ophthalmic pharmaceutical company dedicated to identifying, developing and commercializing first- or best-in-class ophthalmic therapies.

Prior to joining Ocumension Therapeutics, Mr. Liu served as the chairman and general manager at Santen Pharmaceutical (China) Co., Ltd. from October 2014 to July 2018. From February 2009 to September 2014, Mr. Liu served as the head of the pharmaceutical affair division and later became the general manager of Eisai (China) Inc., responsible for the management of pharmaceutical affairs and development, and the overall corporate operation, respectively. From October 2006 to February 2009, Mr. Liu held positions including the national sales, senior business development manager, and the head of sales at Sandoz China Pharmaceutical Co., Ltd., responsible for marketing, sales and business development. Mr. Liu received a B.S. from Shanghai Medical University and an M.Sc. from Dalhousie University.

We believe Mr. Liu is qualified to serve on the Board because of his extensive executive leadership experience and his extensive experience in the life sciences industry in both sales and pharmaceutical development.

Anthony P. Adamis, M.D.

Dr. Adamis has served as the co-founder and director for EyeBio, a privately held ophthalmology biotechnology company since August 2021, a director for RD Funds, the venture arm of the Foundation Fighting Blindness since October 2021, and as a director for Gyroscope Therapeutics Holdings plc, a clinical-stage gene therapy company focused on diseases of the eye since December 2021. He has also served as Senior Vice President of Development Innovation at Genetech, now a wholly owned member of the Roche Group since 2009. He is best known for his co-discovery of the central role of vascular endothelial growth factor (VEGF) in two leading causes of blindness: neovascular age-related macular degeneration (nAMD) and diabetic retinopathy. Conducted at Harvard in the 1990s, this research led to Dr. Adamis’ shared receipt of the Antonio Champalimaud Award, the highest honor in vision science, and to his election to the National Academy of Medicine.

Over the course of his career, Dr. Adamis has helped develop 20 medicines across 30 indications, resulting in seven FDA Breakthrough Designations and 25 FDA approvals. Dr. Adamis received his M.D. from the University of Chicago, his ophthalmology training at the University of Michigan, and his fellowship training at Harvard University. He completed his research training in vascular biology with Judah Folkman, M.D., at Boston Children’s Hospital.

Dr. Adamis was recommended for nomination to the Board by one of our non-management directors.

We believe Dr. Adamis is qualified to serve on the Board because of his extensive executive leadership experience, his extensive experience in ophthalmology, his extensive experience in the life sciences industry, and his service on the board of directors of other life sciences companies.

Executive Officers

Each of our executive officers holds office until the first meeting of our Board following the next annual meeting of stockholders and until such officer’s respective successor is chosen and qualified, unless a shorter period shall have been specified by the terms of such officer’s election or appointment. The following table sets forth information about our executive officers:

Name	Age	Position
Nancy Lurker	64	President and Chief Executive Officer
George Elston	57	Chief Financial Officer
Dario Paggiarino, M.D.	65	Senior Vice President and Chief Medical Officer
Scott Jones	55	Senior Vice President and Chief Commercial Officer
Jay Duker, M.D.	63	Chief Operating Officer
Michael Pine	46	Chief Corporate Development and Strategy Officer

Nancy Lurker

Please refer to the section entitled “Directors and Executive Officers – Directors and Director Nominees” above for Ms. Lurker’s biographical information.

George Elston

Mr. Elston has served as our Chief Financial Officer since November 2019. Mr. Elston brings more than 25 years of diverse financial and senior leadership experience in the biopharmaceutical sector with both global publicly-traded and privately-held organizations. Mr. Elston most recently served as Chief Financial Officer and Head of Corporate Development at Enzyvant Therapeutics from December 2018 to September 2019 where he helped build the pre-commercial rare disease firm leading to its recent 2019 acquisition.

Before that, he was President and Chief Executive Officer at 2X Oncology, Inc. from May 2017 to October 2018, where he advanced the company from a spin-out into a multiprogram, clinical-stage organization. He was also SVP and CFO of Juniper Pharmaceuticals, Inc. from October 2014 to December 2016 and prior to that, held senior executive roles at KBI Biopharma, Inc., Optherion, Inc., Elusys Therapeutics, Inc. and CR Bard. Mr. Elston began his career in public accounting at Pricewaterhouse (now PricewaterhouseCoopers LLP). He earned his B.B.A. in accounting from Pace University and is a Certified Public Accountant. He currently serves as a Trustee and Audit Committee Chairman of the DWS – DBX ETF Trust.

Dario Paggiarino, M.D.

Dr. Paggiarino has served as our Senior Vice President and Chief Medical Officer since April 2019, and was previously Vice President, Chief Medical Officer since August 2016. Prior to that, Dr. Paggiarino served since April 2013 as Senior Vice President and Chief Development Officer of Lpath, Inc., a biotechnology company focused on the discovery and development of lipidomic-based therapeutic antibodies that target bioactive signaling lipids to treat a wide range of human diseases. Dr. Paggiarino served as Vice President and Therapeutic Unit Head for retina diseases at Alcon, a division of Novartis from 2011 to 2013. He served as Executive Director of Clinical Development and Medical Affairs at Pfizer Global R&D, a division of Pfizer, Inc., from 2001 to 2011. Earlier in his career, he held research and development positions of increasing responsibility at Angelini Pharmaceuticals, Inc., an affiliate of Angelini S.p.A, a privately-owned company, ultimately serving as president, and later joined Pharmacia Global R&D, a division of Pharmacia Corporation, where he was clinical program director of ophthalmology. Dr. Paggiarino obtained a Medical Doctor (M.D.) degree (Cum Laude) from the University of Rome School of Medicine, Italy, and the Italy Department of Health Board Certification in General Medicine and Surgery.

Scott Jones

Mr. Jones has served as our Chief Commercial Officer since June 2019.  Prior to that, from 2013 to June 2019, Mr. Jones served in various roles at Notal Vision, an ophthalmological diagnostic services company, most recently as Chief Commercial Officer, Vice President of Business Development, and earlier as President. Before joining Notal Vision, from 2009 to 2013, Mr. Jones served as President of QLT Ophthalmics. Prior to that, from 2006 to 2009, Mr. Jones served as Executive Director, Health Policy at Novartis Pharmaceuticals. Mr. Jones also served as Executive Director and Head of Market Access and Government Affairs at Novartis Ophthalmics from 2004 to 2006, as well as other roles of varying responsibility at Novartis and at Ciba Geigy from 1989 to 2004. Mr. Jones received an M.A. in political science and a Certificate in Public Administration from the University of Florida, as well as a Bachelor of Science in Chemistry.

Jay Duker, M.D.

Dr. Duker has served as our Chief Operating Officer since November 2021. Dr. Duker served as our Chief Strategic Scientific Officer on a part-time basis in 2020, after having served as an independent member of our Board of Directors since 2016. Dr. Duker was the Director of the New England Eye Center from 2001 to 2021 and Chair of Ophthalmology at Tufts Medical Center and the Tufts University School of Medicine over the same time period. Dr. Duker has co-founded three start-ups, including Hemera Biosciences, a gene therapy company that developed an anti-complement treatment for dry macular degeneration, which was acquired by Janssen in 2020. In addition, Dr. Duker is currently the Chair of the Board of Sesen Bio, a publicly traded clinical stage biopharmaceutical company. He has published more than 300 journal articles related to ophthalmology and is co-author of Yanoff and Duker’s Ophthalmology, a best-selling ophthalmic textbook. Dr. Duker received an A.B. from Harvard University and an M.D. from the Jefferson Medical College of Thomas Jefferson University.

Michael Pine

Mr. Pine has served as our Chief Corporate Development and Strategy Officer since January 2022. Prior to that, Mr. Pine served as Senior Vice President of Business Development and Strategy at Medexus Pharmaceuticals since September 2020. Mr. Pine held roles of increasing responsibility at Lupin Pharmaceuticals from 2019 to 2020, Aralez Pharmaceuticals from 2015 to 2019, and Novartis Pharmaceuticals from 2007 to 2015, where he built a diverse skill set in business development, commercial, operational and strategy roles. Earlier in his career, Mr. Pine was in business development roles at Kos Pharmaceuticals, Organon Biosciences, and Pfizer, as well as an Investment Banking Analyst at JP Morgan Chase. Mr. Pine holds a B.S. in Consumer Economics from Cornell University and an M.B.A from Columbia Business School.

Family Relationships

There are no family relationships among any of our directors, director nominees or executive officers.

Arrangements between Officers, Directors and Director Nominees

Per the terms of that certain Securities Purchase Agreement, dated March 28, 2018, by and among us, EWHP and EWHP-A (First Tranche Securities Purchase Agreement), EW Healthcare Partners, L.P. (EWHP), and EW Healthcare Partners-A, L.P. (EWHP-A) have the right, subject to certain customary limitations and restrictions, to nominate one individual to our Board for so long as they beneficially own shares of our common stock. Mr. Eastman was appointed to the Board as the designee of EWHP and EWHP-A pursuant to the terms of the First Tranche Securities Purchase Agreement. Per the terms of that certain Second Tranche Securities Purchase Agreement, dated March 28, 2018, by and among us, EWHP, EWHP-A and the other accredited investors signatory thereto, (Second Tranche Securities Purchase Agreement), EWHP and EWHP-A have the right, subject to certain customary limitations and restrictions, to nominate one additional individual to our Board for so long as they beneficially own shares of our common stock. Dr. Ando was appointed to the Board as the designee of EWHP and EWHP-A, pursuant to the terms of the Second Tranche Securities Purchase Agreement. Mr. Eastman is a Managing Director of EW Healthcare Partners, which is an affiliate of both EWHP and EWHP-A. Dr. Ando served as Senior Advisor to EWHP, which is an affiliate of both EWHP and EWHP-A until July 2021. EWHP and EWHP-A have not designated an individual for nomination to our Board to fill the vacancy created by Mr. Eastman not standing for reelection at the Annual Meeting.

On December 31, 2020, we entered into a Share Purchase Agreement (Share Purchase Agreement) with Ocumension, pursuant to which we offered and sold to Ocumension 3,010,722 shares of our common stock at a purchase price of $5.2163 per share. On December 31, 2020, we entered into a Voting and Investor Rights Agreement (Voting Agreement), with Ocumension, EWHP and EWHP-A. Pursuant to the Voting Agreement, for so long as Ocumension owns a number of shares of our common stock equal to at least 75% of the shares of our common stock it acquired on December 31, 2020, and subject to compliance with applicable law and our guidelines with respect to the nomination of directors, Ocumension is entitled to designate for nomination one person (Investor Designee) to serve as a member of our Board, the Science Committee and certain other ad-hoc committees of the Board. Notwithstanding the foregoing, in accordance with Nasdaq Listing Rule 5640, Ocumension will not be entitled to designate for nomination any person to serve as a member of our Board if, at any time, Ocumension owns a number of shares of our common stock representing less than 5% of the shares of our common stock outstanding. Pursuant to the Voting Agreement, for so long as EWHP and EWHP-A beneficially own at least 10% of the outstanding shares of our common stock, EWHP and EWHP-A agreed to vote in favor of the Investor Designee at each election of the Board. The initial Investor Designee is Ye Liu.

Other than as disclosed above, there is no arrangement or understanding between any of our executive officers, directors or director nominees and any other person, pursuant to which such person was selected to serve as an executive officer or director, as applicable.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

The Board has unanimously determined that Ms. DiCicco, Mr. Eastman, Dr. Ando, Dr. Landis, Dr. Guyer and Dr. Adamis are independent under applicable standards of the SEC and Nasdaq. Ms. Lurker does not qualify as independent due to the fact that Ms. Lurker serves as our President and Chief Executive Officer. Mr. Liu does not qualify as independent due to the fact that he serves as Executive Director and Chief Executive Officer of Ocumension. In January 2020, we signed an exclusive license agreement (License Agreement) with Ocumension for the development and commercialization of DEXYCU for the treatment of post-operative inflammation following ocular surgery in Mainland China, Hong Kong, Macau and Taiwan. Under the terms of the License Agreement, the Company received an upfront payment of $2 million from Ocumension. On August 20, 2020, the Company entered a Memorandum of Understanding (MOU) with Ocumension, pursuant to which the Company received a one-time $9.5 million payment from Ocumension as consideration for the expansion of the territories included in the License Agreement. Mr. Liu does not qualify as independent due to the fact that the payments under the License Agreement and the MOU exceeded permissible amounts to retain such independence as set forth in Nasdaq Rule 5605(a)(2)(D).

Each of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee is comprised entirely of independent directors. The Science Committee is also comprised entirely of independent directors.

Board Leadership Structure, Processes and Role in Risk Oversight

Board Leadership Structure

The Board has chosen to separate the roles of Board Chair and Chief Executive Officer and believes that such a separation of roles is in our best interests and the best interests of our stockholders. Dr. Ando’s extensive experience in the life sciences industry in both senior management and board of director positions coupled with his perspective as an independent director provide effective leadership for our Board and support for our executive team.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to the Company. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to us. The Board administers its risk oversight role directly and through its committee structure. The Board reviews strategic and financial risks and exposures associated with our long-term strategy, development and commercialization of products and product candidates and other matters that may present material risk to our operations, strategy and prospects. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure and internal control over financial reporting, as well as overall risk assessment and management, including risks associated with information technology (cybersecurity) and compliance (including healthcare and related regulatory matters). The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements, as well as risks and overall approach related to human capital matters, including diversity and inclusion, employee engagement and culture. The Governance and Nominating Committee manages risks associated with corporate governance, as well as Board composition and procedures. The Science Committee supports the Board’s oversight of risks related to our research and development (R&D) organization.

Executive Sessions

Executive sessions of our independent directors are held at each regularly scheduled meeting of our Board and at other times they deem necessary. Our Board’s policy is to hold executive sessions both with and without the presence of management. Our Board committees also generally meet in executive session at the end of each committee meeting.

Executive and Director Compensation Processes

The agenda for each meeting of the Compensation Committee is usually developed by the chair of the Compensation Committee in consultation with our Chief Executive Officer. The Compensation Committee meets regularly in executive session. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. No officer may participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding the compensation for such officer or employee. Our Chief Executive Officer provides recommendations to our Compensation Committee with respect to executive and employee compensation, other than her own compensation. The Compensation Committee takes into consideration Ms. Lurker’s input in granting annual bonuses or equity awards and setting compensation levels.

The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as the authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During 2021, the Compensation Committee retained Radford, part of the Rewards Solutions practice at Aon plc, as its independent consultant to assist in evaluating our executive compensation programs and practices and to make recommendations regarding compensation for the year ended December 31, 2021. During this process, Radford:

•	prepared competitive market data for the compensation of our executive management team;
•	evaluated the continued appropriateness of and made recommendations regarding our peer group;
•	analyzed our short term and long-term incentive plan designs;
•	reviewed equity retention and our equity burn rate and dilution levels relative to the market;
•	assessed our compensation practices and levels against those of our peer group companies and the broader marketplace;
•	made recommendations regarding base salary, target bonus percentage and long-term incentive compensation for each Named Executive Officer; and
•	updated the Compensation Committee on compensation trends and regulatory developments.

None of Radford, Aon or their affiliates provides other services to us. The Compensation Committee assessed the independence of Radford pursuant to SEC rules and concluded that no conflict of interest existed that would prevent Radford from independently representing the Compensation Committee. The Compensation Committee has sole responsibility for the selection, engagement, removal and compensation of its compensation consultant.

The Compensation Committee may form and delegate any or all of its duties or responsibilities to a subcommittee of the Compensation Committee, to the extent consistent with our Certificate of Incorporation, bylaws and applicable laws and rules of markets in which our securities then trade.

Board Committees

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Governance and Nominating Committee and the Science Committee. Each standing committee has a written charter. Each of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee is comprised entirely of independent directors. The Science Committee is currently comprised of independent directors; however it may also in the future include members of our R&D organization and other members of executive management in accordance with its charter. While each committee has designated responsibilities, the committees act on behalf of the entire Board and regularly report on their activities to the entire Board. Details concerning the role and structure of the Board and each Board committee are contained in the Corporate Governance Guidelines and the committee charters, available on the “Investor” section of our website at www.eyepointpharma.com under “Corporate Governance.”

Audit Committee

The Audit Committee is responsible for assisting the Board with oversight of our accounting and financial reporting processes, including but not limited to (i) our audit program; (ii) the integrity of our financial statements; (iii) the review and assessment of the qualifications and independence of our independent registered public accounting firm; and (iv) the preparation of reports required of the Audit Committee under the rules of the SEC. More specifically, the Audit Committee’s responsibilities include:

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appointing, overseeing and, if necessary, replacing the independent registered public accounting firm, including evaluating the effectiveness and independence of the firm at least annually, reviewing and evaluating the lead partner of the firm and ensuring the lead partner is rotated at least every five years, approving or pre-approving all audit and non-audit services provided by the firm and establishing hiring policies for employees or former employees of the firm, and also including resolving any disagreements between management and the firm regarding financial reporting;

•	reviewing with the independent registered public accounting firm the scope of, plans for and any difficulties with audits and the adequacy of staffing and compensation;
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reviewing with the independent registered public accounting firm matters required to be communicated to audit committees in accordance with Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees;

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reviewing with management and the independent registered public accounting firm our internal controls, financial and critical accounting policies (including effects of alternate United States generally accepted accounting principles (GAAP) methods and off-balance sheet structures, if any) and significant judgments;

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reviewing with management and the independent registered public accounting firm our annual and quarterly financial statements and financial disclosure, and preparing the Audit Committee report for inclusion in our annual proxy statement;

•	reviewing, or establishing standards for, the substance and presentation of information included in earnings press releases and other earnings guidance;
•	reviewing material pending legal proceedings and other contingent liabilities;
•	implementing appropriate control processes for accounting, disclosures and reporting, review and approval of intercompany, related party and significant unusual transactions;
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establishing procedures for receipt, retention and treatment of complaints, including the confidential and anonymous submission of concerns by employees regarding accounting, internal accounting controls or auditing matters;

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receiving from management a report of any significant deficiencies and material weaknesses in the design or operation of our internal controls, and any fraud involving management or other employees who have a significant role in our internal controls;

•

overseeing our policies, if any, with respect to risk assessment and risk management and periodically discussing our plans or processes to monitor, control and minimize corporate risks and exposures with respect to information technology and cybersecurity with our external legal counsel, insurance advisors and the independent registered public accounting firm;

•

overseeing and monitoring our compliance programs, including the design and implementation of appropriate compliance programs, policies and procedures and the management of matters involving significant legal or regulatory compliance exposure or material reports or inquiries from government or regulatory agencies;

•	preparing a report for inclusion in our annual proxy statement as required by the SEC;
•	presenting to the Board annually an evaluation of the Audit Committee’s performance and charter; and
•	performing such other activities as the Board or the Audit Committee deem appropriate.

The members of the Audit Committee are Ms. DiCicco (chair), Dr. Guyer and Dr. Ando.  Ms. DiCicco, Dr. Guyer and Dr. Ando were members of the Audit Committee during the year ended December 31, 2021.

The Board has determined that all members of the Audit Committee are independent for purposes of service on the Audit Committee as provided in SEC and Nasdaq rules, as applicable. The Board also has determined that Ms. DiCicco, Dr. Guyer and Dr. Ando are audit committee financial experts.

The Audit Committee met four times during the year ended December 31, 2021.

Compensation Committee

The Compensation Committee is responsible for (i) discharging the Board’s responsibilities relating to executive compensation, (ii) overseeing our compensation and employee benefits plans and practices, including incentive, equity-based and other compensatory plans in which executive officers and key employees participate, (iii) producing a report on executive compensation as required by the SEC, and (iv) overseeing our approach and management of risks related to human capital. More specifically, the Compensation Committee’s responsibilities include:

•	developing and periodically reviewing compensation policies and practices applicable to executive officers;
•	determining and approving the compensation of the CEO and other executive officers;
•

supervising, administering and evaluating incentive, equity-based and other compensatory plans of our company in which executive officers and key employees participate, including approving guidelines and size of grants and awards, making grants and awards, interpreting and promulgating rules relating to the plans, modifying or canceling grants or awards, designating employees eligible to participate and imposing limitations and conditions on grants or awards;

•

overseeing our policies on structuring compensation programs to preserve tax deductibility, and, when required, establish performance goals and certify that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code;

•

reviewing and making recommendations to the Board regarding any executive and equity compensation plans and such other compensation and benefit plans that are subject to Board approval and, where appropriate or required, to stockholder approval;

•

approving any tax-qualified, non-discriminatory employee benefit plans (and any parallel nonqualified plans) for which stockholder approval is not sought and pursuant to which options or stock may be acquired by our officers, directors, employees or consultants;

•

reviewing and approving any employment agreements, severance arrangements, change-in-control arrangements or special or supplemental employee benefits, and any material amendments to any of the foregoing, applicable to executive officers;

•

making individual determinations and granting any shares, stock options or other equity-based awards under all equity-based compensation plans that are outside approved guidelines for such grants, and exercising such power and authority as may be required or permitted under such plans;

•	determining stock ownership guidelines, if any for the CEO and other executive officers and monitor compliance;
•	reporting to the Board on any significant matters arising from the Committee’s work;
•	annually evaluating the performance of the Compensation Committee and presenting results to the Board;
•	annually reviewing and reassessing the charter of the Compensation Committee and, if appropriate, recommending changes to the Board;
•	annually evaluating the adequacy of directors’ compensation and the composition of such compensation;

•

reviewing the Compensation Discussion & Analysis to be included in our annual proxy statement or Annual Report on Form 10-K and issuing a Compensation Committee report thereon as required by the SEC to be included in our annual proxy statement or Annual Report on Form 10-K filed with the SEC;

•

reviewing risks that we may face as a result of our compensation policies and practices and assess whether such policies and practices are reasonably likely to have a material adverse effect and implement appropriate means to mitigate these risks;

•	periodically review and revise a peer group of companies against which to assess our compensation programs and practices to ensure they are competitive and supportive of our strategy and objectives;
•	approving and overseeing the application of our policy for clawback, or recoupment, of incentive compensation;
•	overseeing compliance with any stock ownership guidelines that may be adopted;
•	overseeing engagement with stockholders and proxy advisory firms on executive compensation matters;
•	overseeing the Company’s management of risks and overall approach related to human capital matters, including diversity and inclusion, employee engagement and culture;
•

annually reviewing and recommending to the Board, as applicable, for approval of, (i) the frequency with which we conduct stockholder advisory votes on executive compensation (Say on Pay Vote) and (ii) any proposals related to the Say on Pay Vote to be included in our annual proxy statement, in each case as applicable;

•

periodically reviewing and making recommendations to the Board relating to senior executive succession planning, including policies and principles for CEO selection and performance review, as well as policies regarding succession in the event of an emergency or the retirement of the CEO or other executive officer;

•	performing such other duties and responsibilities as may be assigned to the Compensation Committee by the Board or as designated in plan documents; and
•	forming and delegating authority to subcommittees, comprised of one or more members of the Compensation Committee, when the Compensation Committee deems appropriate.

The members of the Compensation Committee are Dr. Guyer (chair), Dr. Ando and Mr. Eastman.  Dr. Guyer, Dr. Ando and Mr. Eastman were members of the committee during the year ended December 31, 2021. Mr. Eastman will not be standing for re-election at the Annual Meeting. Ms. DiCicco will be joining the committee upon the conclusion of the Annual Meeting assuming she is re-elected to the Board.

The Board has determined that all members of the Compensation Committee are independent for purposes of service on the Compensation Committee as provided in SEC and Nasdaq rules, as applicable.

The Compensation Committee met five times during the year ended December 31, 2021.

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described above under “Corporate Governance and Board Matters—Board Leadership Structure, Processes and Role in Risk Oversight—Executive and Director Compensation Processes.”

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for (i) identifying and recommending to the Board individuals qualified to serve as directors and advising the Board with respect to Board composition and procedures, (ii) overseeing the evaluation of the Board and the committees, (iii) developing and maintaining our corporate governance policies, and (iv) overseeing our activities relating to corporate social responsibility and environmental and sustainability matters. The Governance and Nominating Committee has periodically engaged third parties to identify and evaluate candidates qualified to serve as our directors and may continue to do so in the future. More specifically, the Governance and Nominating Committee’s responsibilities include:

•	identifying, recruiting and interviewing candidates for Board membership;
•	reviewing the background and qualifications of individuals being considered as director candidates;
•

developing and recommending to the Board guidelines and criteria to determine the qualifications, qualities, skills and other expertise of directors, which reflect the Board’s commitment to actively develop a diverse pool of individuals from which director nominees may be selected;

•	recommending to the Board the director nominees for election by the stockholders or appointment by the Board to fill any vacancies pursuant to our By-Laws;

•	reviewing and considering candidates for election submitted by stockholders;
•	reviewing the suitability for continued service as a director of each Board member when his or her term expires, and recommending whether or not the director should be re-nominated;
•	monitoring the independence (within the meaning of the Nasdaq listing requirements) of Board members and the overall Board composition;
•	reviewing periodically the size of the Board and to recommend to the Board any appropriate changes;
•	making recommendations on the frequency and structure of Board meetings and on the practices of the Board;
•	making recommendations concerning any other aspect of the procedures of the Board that the Committee considers warranted;
•	recommending to the Board the directors to be appointed to each committee of the Board, including the Governance and Nominating Committee;
•	recommending to the Board the director to serve as chair of the Board and the directors to serve as chair of each committee of the Board, including the Governance and Nominating Committee;
•	overseeing an orientation program for new Board members and continuing education for all Board members;
•

reviewing our corporate governance practices, including identifying best practices, reviewing information regarding the operations of the committees of the Board, director independence, the director nominations process and the documents, policies and procedures in our corporate governance framework on a periodic basis but at least annually, and discussing the results with management, making recommendations relative to the nature of the corporate governance disclosure that should be included in our proxy statement or annual report on Form 10-K, as applicable;

•	overseeing an annual self-evaluation of the Board and its committees to determine whether the Board and its committees are functioning effectively;
•	annually evaluating the Committee’s performance;
•	annually reviewing and assessing the adequacy of the Governance and Nominating Committee Charter and recommending any proposed changes to the Board for approval;
•	developing and recommending to the Board a set of corporate governance guidelines applicable to us;
•

overseeing, reviewing and discussing with management and the Board, and making recommendation to the Board regarding our policies, goals and initiatives relating to corporate social responsibility and environmental and sustainability matters, and the external reporting thereof;

•	performing such other duties and responsibilities as may be assigned to the Governance and Nominating Committee by the Board or as designated in plan documents; and
•	forming and delegating authority to subcommittees, comprised of one or more members of the Governance and Nominating Committee, when the Governance and Nominating Committee deems appropriate.

The members of the Governance and Nominating Committee are Mr. Eastman (chair), Dr. Ando, and Ms. DiCicco. Each of Mr. Eastman, Dr. Ando, and Ms. DiCicco was a member of the committee during the year ended December 31, 2021. Mr. Eastman will not be standing for re-election at the Annual Meeting. Dr. Guyer will be joining the committee upon the conclusion of the Annual Meeting assuming he is re-elected to the Board. Dr. Ando will assume the role of chair of the committee upon the conclusion of the Annual Meeting assuming he is re-elected to the Board.

The Board has determined that all members of the Governance and Nominating Committee are independent for purposes of service on the Governance and Nominating Committee as provided in SEC and Nasdaq rules, as applicable.

The Governance and Nominating Committee met four times during the year ended December 31, 2021.

Science Committee

The Science Committee is responsible for assisting the Board in ensuring that our research and development organization is optimized to support the strategic goals and making recommendations to the Board on key strategic and tactical issues relating to our research and development activities. More specifically, the Science Committee’s responsibilities include:

•	reviewing the science and clinical and regulatory strategy underlying the major research and development programs, including publication strategies;
•	reviewing our significant medical affairs strategies and initiatives;
•	reviewing the annual research and development budget and allocation of resources to discovery and development programs;
•	reviewing the capacity and skill set of the research and development organization;
•	reviewing the implications for the research and development organization of significant business development transactions, including mergers, acquisitions, licensing and collaborative agreements;
•	reviewing the progress toward achievement of key research and development milestones;
•

reviewing the interactions of the research and development organization with health care providers and regulatory bodies, especially with regard to the reporting of adverse events and/or unexpected negative data observed in the preclinical and clinical studies conducted by us;

•

retaining, as necessary, the services of one or more advisors, consultants or attorneys, which may be our in-house or outside counsel, to assist the Science Committee in discharging its responsibilities under the Science Committee Charter; and

•	forming and delegating authority to subcommittees, comprised of one or more members of the Science Committee, when the Science Committee deems appropriate.

The current members of the Science Committee are Dr. Landis (chair), Dr. Ando, and Dr. Guyer. Each of Dr. Landis, Dr. Ando and Dr. Guyer was a member of the committee during the year ended December 31, 2021. Dr. Adamis will be joining the committee upon the conclusion of the Annual Meeting assuming he is elected to the Board.

The Science Committee met five times during the year ended December 31, 2021.

Attendance at Board and Committee Meetings

The Board met four times during the year ended December 31, 2021. Each of the directors who served during the year ended December 31, 2021 and are standing for election attended at least 75% of the aggregate of the total number of meetings of the Board and of the committees on which he or she served (during the period that each such director served). Our corporate governance guidelines encourage, but do not require our directors to attend annual meetings of stockholders. With the exception of Mr. Godshall, who did not stand for re-election at the 2021 Annual Meeting, each of the directors who was serving as a director as of the 2021 Annual Meeting attended the 2021 Annual Meeting, either in person or by telephone.

Stockholder Nominations for Director

The Governance and Nominating Committee will consider written stockholder recommendations for candidates for the Board, which recommendations should be delivered or mailed, postage prepaid, to:

Company Secretary

EyePoint Pharmaceuticals, Inc.

480 Pleasant Street, Suite A210

Watertown, MA 02472

United States

Stockholder recommendations must include certain relevant information concerning the candidate, the stockholder making the recommendation and any beneficial owner on whose behalf the recommendation is made. The required information is set forth in our Stockholder Nomination Policy, available on the “Investor” section of our website at www.eyepointpharma.com under “Corporate Governance – Governance Overview.”

The Governance and Nominating Committee will evaluate candidates for director who are recommended by stockholders on the same basis as candidates recommended by other sources. Considerations include the Governance and Nominating Committee’s discretionary assessment of the skills represented and required on the Board, and an evaluation of candidates against the standards and qualifications set forth in our Corporate Governance Guidelines and criteria approved by the Board from time to time. We do not have a formal policy with respect to diversity, although we seek to have a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational backgrounds, expertise, genders and ethnicities. The Governance and Nominating Committee will determine whether to interview any candidate in its sole discretion.

Stockholder Communications with Directors

Stockholders and other interested parties may communicate directly with the Board, the independent directors, the Chairman of the Board, any other group of directors or any individual director. The required information is set forth in our Policy Regarding Stockholder Communications With Directors, available on the “Investor” section of our website at www.eyepointpharma.com under “Corporate Governance – Governance Overview”. Any such written communications should be addressed to the relevant group or individual and sent to the following address:

Name(s) of Director(s), Group of Directors or Board of Directors

c/o Company Secretary

EyePoint Pharmaceuticals, Inc.

480 Pleasant Street, Suite A210

Watertown, MA 02472

United States

Our Company Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Code of Business Conduct

We have adopted a Code of Business Conduct applicable to each of our officers, directors and employees, and consultants and contractors to, us and our subsidiaries, including our principal executive officer and principal financial officer. The Code of Business Conduct is a set of policies on key integrity issues that requires our representatives to act ethically and legally. It includes policies with respect to conflicts of interest, compliance with laws, insider trading, corporate opportunities, competition and fair dealing, discrimination and harassment, health and safety, record-keeping, confidentiality, protection and proper use of assets, payments to government personnel and reports to and communications with the SEC and the public.

We intend to disclose any future amendments to, or waivers from, the Code of Business Conduct that affect our directors or senior financial and executive officers within four business days of the amendment or waiver by posting such information on the “Investor” section of our website at www.eyepointpharma.com under “Corporate Governance—Governance Overview.”

Hedging and Pledging Prohibition

Under our Securities Trading Policy, our directors, officers, employees, consultants and contractors (and each such individual’s family members who reside with them, anyone else who lives in their household and any family members who do not live in their household but whose transactions in our securities are directed by the insider or are subject to the insider’s influence or control) are prohibited from engaging the following transactions at any time: (i) engaging in short sales of our securities; (ii) trading in put options, call options or other derivative securities on an exchange or in any other organized market; (iii) engaging in hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds; and (iv) holding our securities in a margin account or otherwise pledging our securities as collateral for loan.

Audit Committee Report

As more fully described in its charter, the Audit Committee oversees our financial reporting process on behalf of the Board. Our management is responsible for our financial reporting process, including assuring that we develop and maintain adequate financial controls and procedures, and assess compliance therewith. Our independent registered public accounting firm, Deloitte & Touche LLP (Deloitte) is responsible for performing an audit of the effectiveness of our internal control over financial reporting in conjunction with an audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB), and issuing its opinion on the financial statements and the effectiveness of internal control over financial reporting.

The committee reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2021 with our management and Deloitte. The committee also reviewed and discussed with Deloitte our audited consolidated financial statements and the matters required to be discussed by the applicable requirements of the PCAOB. The committee met with Deloitte, with and without management present, to discuss the results of their examinations, other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate, their evaluation of our internal controls and the overall quality of our financial reporting.

The committee discussed with Deloitte the firm’s independence and received from Deloitte and reviewed the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence). The committee considered whether Deloitte’s provision of non-audit services to us is compatible with Deloitte’s independence and concluded that Deloitte is independent from our company and our management.

Based on the above-referenced reviews and discussions with our management and Deloitte, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

Submitted by the members of the
Audit Committee
Wendy DiCicco (Chair)

David Guyer Göran Ando

RELATED PARTY TRANSACTIONS

Policy Regarding Transactions with Related Persons

We maintain a written “Policy Regarding Related Person Transactions.” Under this policy, the Audit Committee or, in time sensitive instances, the chair of the Audit Committee, has responsibility for reviewing and approving or ratifying any transaction in which we and any of our directors, director nominees, executive officers or 5% stockholders and their immediate family members are participants, or in which such persons have a direct or indirect material interest, as provided under SEC rules. In reviewing transactions, the committee or the chair considers all of the relevant facts and circumstances, and approves only those transactions that the committee or the chair in good faith determines to be in, or not inconsistent with, the best interests of us and our stockholders. Except as disclosed below, there were no such related-person transactions since January 1, 2020.

Transactions with Related Persons

Ocumension Transactions

Licensing Transactions

In November 2018, we entered into an exclusive license agreement with Ocumension for the development and commercialization of our three-year micro insert using the Durasert technology for the treatment of chronic non-infectious uveitis affecting the posterior segment of the eye (YUTIQ in the U.S.) in Mainland China, Hong Kong, Macau and Taiwan. We received a one-time upfront payment of $1.75 million from Ocumension and would have been eligible to receive up to (i) $7.25 million upon the achievement by Ocumension of certain prescribed development and regulatory milestones, and (ii) $3.0 million commercial sales-based milestones. In addition, we are entitled to receive mid-single digit sales-based royalties. Ocumension also received a special approval by the Hainan Province People’s Government to market this product for chronic, non-infectious posterior segment uveitis in the Hainan Bo Ao Lecheng International Medical Tourism Pilot Zone (Hainan Pilot Zone). In March 2019, we entered into a Memorandum of Understanding (2019 MOU) pursuant to which, we will supply product for the clinical trials and Hainan Pilot Zone use. Paralleling Ocumension’s registration process for the product with the Chinese Regulatory Authorities, the 2019 MOU modified our entitlement to certain development and regulatory milestones of up to $7.25 million under the license agreement to product supply milestones or development milestones, whichever comes first, totaling up to $7.25 million. In August 2019, we began shipping this product to Ocumension.

We were required to provide a fixed number of hours of technical assistance support to Ocumension at no cost, which support has been completed and no future performance obligation exists. Ocumension is responsible for all development, regulatory and commercial costs, including any additional technical assistance requested. Ocumension has a first right of negotiation for an additional exclusive license to our shorter-duration line extension candidate for this indication.

In August 2019, we received a $1.0 million development milestone payment from Ocumension triggered by the approval of its Investigational New Drug (IND) in China for this program. The IND allows the importation of finished product into China for use in a clinical trial to support a regulatory filing.

In January 2020, we entered into an exclusive license agreement with Ocumension for the development and commercialization in Mainland China, Hong Kong, Macau and Taiwan of DEXYCU for the treatment of post-operative inflammation following ocular surgery. Pursuant to the terms of the license agreement, we received upfront payments of $2.0 million from Ocumension in February 2020 and we would have been eligible to receive up to (i) $6.0 million upon the achievement by Ocumension of certain prescribed development and regulatory milestones, and (ii) $6.0 million commercial sales-based milestones. In addition, we are entitled to receive mid-single digit sales-based royalties. In exchange, Ocumension received exclusive rights to develop and commercialize DEXYCU in Mainland China, Hong Kong, Macau and Taiwan, at its own cost and expense with us supplying product for clinical trials and commercial sale. In addition, Ocumension received a fixed number of hours of technical assistance support from us at no cost.

In August 2020, we entered into a Memorandum of Understanding (2020 MOU) pursuant to which we received a one-time non-refundable payment of $9.5 million (Accelerated Milestone Payment) from Ocumension as a full and final payment of the combined remaining development, regulatory and sales milestone payments under our license agreements with Ocumension for the treatment of chronic non-infectious uveitis affecting the posterior segment of the eye and for the treatment of post-operative inflammation following ocular surgery. Upon payment of the Accelerated Milestone Payment, the remaining $11.75 million in combined remaining development and sales milestone payments under our original license agreement with Ocumension upon the achievement by Ocumension of (i) remaining development and regulatory milestones of $6.25 million and commercial sales-based milestones of $3.0 million for the development and commercialization of our three-year micro insert using the Durasert technology for the treatment of chronic non-infectious uveitis affecting the posterior segment of the eye; and (ii) $6.0 million upon the achievement by Ocumension of certain prescribed development and regulatory milestones, and $6.0 million commercial sales-based milestones for the development and commercialization in Mainland China, Hong Kong, Macau and Taiwan of DEXYCU for the treatment of post-operative inflammation following ocular surgery, totaling up to $21.25 million, were permanently extinguished and will no longer be due to us. In exchange, Ocumension also received exclusive rights to develop and commercialize YUTIQ and DEXYCU products under its own brand names in South Korea and other jurisdictions across Southeast Asia in Brunei, Burma (Myanmar), Cambodia, Timor-Leste, Indonesia, Laos, Malaysia, the Philippines, Singapore, Thailand and Vietnam, at its own cost and expense with us supplying product for clinical trials and commercial sale.

Other than a fixed number of hours of technical assistance support to be provided at no cost by us, Ocumension is responsible for all development, regulatory and commercial costs, including any additional technical assistance requested.

Equity Financing

On December 31, 2020, we entered into the Share Purchase Agreement with Ocumension, pursuant to which we offered and sold to Ocumension 3,010,722 shares of our common stock at a purchase price of $5.2163 per share, resulting in gross proceeds of approximately $15.7 million. On December 31, 2020, we entered into the Voting Agreement with Ocumension, EWHP and EWHP-A. Pursuant to the Voting Agreement, for so long as Ocumension owns a number of shares of our common stock equal to at least 75% of the shares of our common stock it acquired on December 31, 2020, and subject to compliance with applicable law and our guidelines with respect to the nomination of directors, Ocumension is entitled to designate for nomination one person (Investor Designee) to serve as a member of our Board, the Science Committee and certain other ad-hoc committees of the Board. Notwithstanding the foregoing, in accordance with Nasdaq Listing Rule 5640, Ocumension will not be entitled to designate for nomination any person to serve as a member of our Board if, at any time, Ocumension owns a number of shares of our common stock representing less than 5% of the shares of our common stock outstanding. Pursuant to the Voting Agreement, for so long as EWHP and EWHP-A beneficially own at least 10% of the outstanding shares of our common stock, EWHP and EWHP-A agreed to vote in favor of the Investor Designee at each election of the Board. The initial Investor Designee is Ye (Victor) Liu.

Lease Agreement

Effective June 11, 2018, we leased 1,381 square feet of incremental office space in Basking Ridge, New Jersey from Caladrius Biosciences Inc. David J. Mazzo, a former member of our Board, is the President and Chief Executive Officer and a member of the board of directors of Caladrius Biosciences Inc. through June 2020. The lease term expires in June 2022. Base rent of $2,884 per month increased by $0.50 per square foot each year beginning June 1, 2019. During the period from inception through the year ended December 31, 2021, we incurred approximately $137,000 of rent expense for this facility. During the year ended December 31, 2021, we incurred approximately $42,000 of rent expense for this facility. We have given notice that we will not be renewing this lease and we will vacate the facility upon the expiration of the lease.

Director and Officer Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. In general, these agreements provide that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or executive officer of our company or in connection with their service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establishes certain presumptions that are favorable to the director or executive officer.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

STOCK OWNERSHIP

Stock Ownership of Directors, Director Nominees, Officers and Principal Stockholders

At the close of business on April 25, 2022, there were 34,047,128 shares of our common stock issued and outstanding and entitled to vote. On April 25, 2022, the closing price of our common stock as reported on the Nasdaq Global Market was $12.36 per share. The following table sets forth certain information relating to the beneficial ownership of our common stock as of April 25, 2022 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;
•	each of our current directors and director nominees;
•	each of our Named Executive Officers (as defined below); and
•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC as indicated in the footnotes to the table below.

Unless otherwise indicated, the address for each of the beneficial owners listed below is: c/o EyePoint Pharmaceuticals, Inc., 480 Pleasant Street, Suite A210, Watertown, MA 02472, United States.

Beneficial Owner	Aggregate Number of Shares Beneficially Owned(1)	Percent of Shares Beneficially Owned
Greater Than 5% Stockholder:
EW Healthcare(2)(3)	4,190,921	12.31%
Ocumension Therapeutics(4)	3,010,722	8.84%
Franklin Resources(5)	4,947,165	14.53%
Suvretta Capital Management(6)	3,499,070	9.99%
RA Capital Management(7)	3,404,646	9.99%
Adage Capital(8)	1,950,000	5.73%
Executive Officers, Directors and Director Nominees:
Göran Ando	35,250	*
Nancy Lurker(9)	504,100	1.47%
Ron Eastman(2)(3)	4,190,921	12.31%
John Landis	34,750	*
David Guyer	26,750	*
Wendy DiCicco	24,084	*
Ye Liu(4)	3,010,722	8.84%
Anthony P. Adamis	—	—
George Elston	85,749	*
Scott Jones	75,803	*
Jay Duker	56,718	*
All current directors and executive officers as a group (12 persons)(10)	8,175,340	23.50%

*	Represents holdings of less than 1% of our outstanding common stock.
(1)

Reflects sole voting and investment power, except as indicated below. Includes shares of common stock that each of the following persons had the right to acquire on April 25, 2022 or within sixty (60) days thereafter through the exercise of stock options: Dr. Ando (30,350), Ms. Lurker (353,819), Dr. Landis (26,350), Dr. Guyer (22,350), Ms. DiCicco (19,684), Mr. Elston (74,426), Mr. Jones (60,204) and Dr. Duker (46,095). Also included in the shares beneficially owned by all current directors and executive officers as a group is 110,842 shares of common stock that Dr. Paggiarino had the right to acquire on April 25, 2022 or within sixty (60) days thereafter through the exercise of stock options.

(2)

Based, in part, on information provided on a Schedule 13D/A filed jointly on February 13, 2019 by EWHP, EWHP-A, Essex Woodlands Fund IX-GP, L.P., a Delaware limited partnership, or Essex IX Fund GP, Essex Woodlands IX, LLC, a Delaware limited liability company, or Essex IX General Partner, Martin P. Sutter, an individual, R. Scott Barry, an individual, Ronald W. Eastman, an individual, and Petri Vainio, an individual, each of which serve as a Manager and collectively as the Managers. Essex IX Fund GP is the general partner of each of EWHP and EWHP-A, and Essex IX General Partner is the general partner of Essex IX Fund GP. The Managers are each managers of Essex IX General Partner. EWHP and EWHP-A have the sole voting and investment power with respect to their respective shares of common stock. Each of the Managers may be deemed to have shared voting and dispositive power with respect to the shares of common stock registered hereunder. Each of Essex IX Fund GP, Essex IX General Partner and the Managers, including Mr. Eastman, disclaims beneficial ownership of the shares held by EWHP and EWHP-A, except to the extent of any pecuniary interests therein. The principal address of EWHP, EWHP-A, Essex IX Fund GP, Essex IX General Partner and each of the Managers is 21 Waterway Avenue, Suite 225, The Woodlands, Texas 77380.

(3)	Consists of 4,028,831 shares of common stock held by EWHP and 162,090 shares of common stock held by EWHP-A.
(4)

Based, in part, on information provided on a Schedule 13D filed on January 21, 2021 by Ocumension Therapeutics.  Ocumension named Mr. Liu as their Investor Designee per the Voting Agreement. Ocumension’s business address is 502-1 Want Want Plaza, No. 211 Shimen Yi Road, Jing’an District, Shanghai F4 200041.

(5)

As of December 31, 2021, based on information set forth in a Schedule 13G filed with the SEC on February 3, 2022 by Franklin Resources Inc., with a business address of One Franklin Parkway, San Mateo, CA 94403.

(6)

As of December 31, 2021, based on information set forth in a Schedule 13G filed with the SEC on February 11, 2022 by Suvretta Capital Management, LLC (“Suvretta”), with a business address of 540 Madison Avenue, 7th Floor, New York, NY 10022.  The shares reflected as beneficially owned by Suvretta in the table above consist of (i) 2,519,700 shares of Common

Stock and (ii) warrants to purchase 979,370 shares of Common Stock.  The figure does not include additional warrants to purchase shares of common stock by Suvretta, as they are subject to a 9.99% ownership blocker.

(7)

As of December 31, 2021, based on information set forth in a Schedule 13F filed with the SEC on February 14, 2022 by RA Capital Management, L.P. (“RA Capital”), with a business address of 200 Berkeley Street, 18th Floor, Boston, MA 02116.  The shares reflected as beneficially owned by RA Capital in the table above consist of (i) 3,370,506 shares of Common Stock and (ii) warrants to purchase 34,140 shares of Common Stock.  The figure does not include additional warrants to purchase shares of common stock by Suvretta, as they are subject to a 9.99% ownership blocker.

(8)

As of December 31, 2021, based on information set forth in a Schedule 13G filed with the SEC on February 10, 2022 by Adage Capital Partners GP, LLC., with a business address of 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(9)

Includes 124,882 non-qualified vested stock options that were transferred to an irrevocable family trust of which Ms. Lurker’s spouse is trustee and of which Ms. Lurker’s immediate family members are the sole beneficiaries.

(10)	Excludes Dr. Adamis.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2021:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)(4)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column a) (c)
Equity Compensation plans approved by security holders	2,539,755	(1)	$15.77	1,966,306	(5)
Equity Compensation plans not approved by security holders(2)	269,500	(3)	22.57	—
Total	2,809,255		$16.49	1,966,306

(1)

Consists of outstanding stock options and restricted stock units to purchase 2,539,755 awards pursuant to our 2008 Equity Incentive Plan, as amended (2008 Plan), and our 2016 Plan, as amended (2016 Plan).

(2)

Our Board has not established any specific number of shares that could be issued without stockholder approval. Inducement grants to new key employees are determined on a case-by-case basis. Other than possible inducement grants, we expect all equity awards will be made under stockholder-approved plans.

(3)

Consists of an aggregate of 269,500 shares of our common stock under stock options issued as inducement grants as of December 31, 2021. These stock options are generally subject to the same terms and conditions as those awarded pursuant to the plans approved by our stockholders.

(4)	Restricted stock units are not included in the weighted-average exercise price calculation because there is no exercise price associated with stock units.
(5)	Consists of 1,683,368 available for issuance under the 2016 Plan and 282,938 shares available for issuance under our 2019 Employee Stock Purchase Plan, as amended.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Our named executive officers for the year ended December 31, 2021 are Nancy Lurker, our President and Chief Executive Officer, George Elston, our Chief Financial Officer, Dr. Jay Duker, our Chief Operating Officer and Scott Jones, our SVP and Chief Commercial Officer, who we collectively refer to as our Named Executive Officers.

Summary Compensation Table

The following table and footnotes provide information regarding the compensation of our Named Executive Officers for the year ended December 31, 2021 and the year ended December 31, 2020:

Executive Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Nancy Lurker	2021	603,233	—	690,638	1,822,885	490,702	15,910	3,623,368
President and Chief Executive Officer	2020	581,957	—	482,460	563,216	454,508	15,660	2,097,801

George Elston	2021	451,550	—	195,637	514,366	276,399	15,910	1,453,862
Chief Financial Officer	2020	440,000	—	—	83,104	236,940	15,660	775,704

Jay Duker	2021	268,667	175,000	370,646	2,822,685	168,684	2,605	3,808,287
Chief Operating Officer

Scott Jones	2021	405,106	—	195,637	590,049	251,068	15,910	1,457,770
Chief Commercial Officer	2020	376,250	—	158,864	185,417	212,135	15,660	948,326

(1)	The amount in this column represents a signing bonus that was paid to Dr. Duker in 2021 in connection with his appointment as our Chief Operating Officer effective November 1, 2021.
(2)

These amounts represent the aggregate grant date fair value of restricted stock unit awards and performance stock unit awards granted during the applicable fiscal year period computed in accordance with FASB ASC Topic 718. For a more detailed discussion of the valuation model and assumptions used to calculate the fair value of each stock award, refer to Note 11 of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 14, 2022. The grant date fair value was measured at the date of Compensation Committee approval of stock awards to our Named Executive Officers.

(3)

These amounts represent the aggregate grant date fair value of option awards granted during the applicable fiscal year period computed in accordance with FASB ASC Topic 718. The grant date fair value of the option awards is estimated using the Black-Scholes option pricing model. For a more detailed discussion of the assumptions used to calculate the fair value of each option award, refer to Note 11 of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 14, 2022. The grant date fair value was measured at the date of Compensation Committee approval of option awards to our Named Executive Officers.

(4)	These amounts represent the amount of the annual performance bonus earned by the Named Executive Officer for calendar years 2021 and 2020, as applicable.
(5)	These amounts consist of 401(k) employer matching contributions and payment of group term life insurance premiums.

Narrative Disclosure to Summary Compensation Table

2021 Fiscal Year Base Salaries

In 2021, the annual base salary was $610,325 for Ms. Lurker, $455,400 for Mr. Elston, $500,000 for Dr. Duker and $408,475 for Mr. Jones. For the fiscal year ending December 31, 2022, the Compensation Committee approved salary increases of 4.0% for each of our Named Executive Officers, with effect from April 1, 2022.  The resulting annual base salaries are as follows; $655,000 for Ms. Lurker (inclusive of a $20,000 market adjustment), $473,616 for Mr. Elston, $520,000 for Dr. Duker and $440,414 for Mr. Jones.

2021 Fiscal Year Non-Equity Incentive Plan Compensation

Each of our executive officers is eligible to receive an annual performance bonus based on the achievement of corporate goals, as determined by our Board of Directors, and individual performance goals, as recommended by our Chief Executive Officer and approved by the Compensation Committee. The performance bonus for our Chief Executive Officer is weighted 100% for achievement of our corporate goals, whereas the performance bonus for our other Named Executive Officers is weighted 75% for corporate goal achievement and 25% for individual goal achievement. The annual target bonus as a percentage of base salary was established at 60% for Ms. Lurker, 50% for Dr. Duker (effective November 1, 2021, 45% prior to that date) and 45% for each of Mr. Elston and Mr. Jones.

The corporate goals were established for the year ended December 31, 2021. The corporate goals for 2021 consisted primarily of: (i) data readout targets for our EYP-1901 Phase 1 clinical trial sufficient to initiate a Phase 2 clinical trial; (ii) capital raise objectives to support our development programs; (iii) product pipeline R&D targets; and (iv) YUTIQ and DEXYCU revenue targets. The Compensation Committee approved a corporate performance score of 134% as recommended by our Chief Executive Officer, for the year ended December 31, 2021.  Dr. Duker and Mr. Elston were given an individual performance score of 137.5% and Mr. Jones received an individual performance score of 125%. Actual bonus amounts earned with respect to the 134% corporate goal achievement and the individual performance scores for the year ended December 31, 2021 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

2021 and 2020 Fiscal Year Equity Award Grants

On February 9, 2021, the Compensation Committee approved the following option grants to our Named Executive Officers: 213,700 options to Ms. Lurker and 60,300 options to each of Mr. Elston and Mr. Jones. The exercise price of these options is $13.13 per share, the closing price of the Company’s common stock on the date of Compensation Committee approval, and the options will vest as to 25% of the shares subject to the option after one year and then ratably over 36 months thereafter. In addition, the Compensation Committee approved the following restricted stock units (RSUs) to our Named Executive Officers: 52,600 to Ms. Lurker and 14,900 to each of Mr. Elston and Mr. Jones, with pro rata annual vesting over three years.  The Compensation Committee approved the following grants for Dr. Duker in conjunction with his appointment as our Chief Operating Officer effective November 1, 2021: (i) 305,000 options with vesting as to 25% of the shares after one year and then ratably over 36 months thereafter and (ii) 15,258 RSUs with pro rata annual vesting over three years.

On February 9, 2022, the Compensation Committee approved the following option grants to our Named Executive Officers: 240,000 options to Ms. Lurker, 85,000 to Dr. Duker, 70,000 options to Mr. Elston and 60,000 to Mr. Jones. The exercise price of these options is $10.13 per share, the closing price of the Company’s common stock on the date of Compensation Committee approval, and the options will vest as to 25% of the shares subject to the option after one year and then ratably over 36 months thereafter. In addition, the Compensation Committee approved the following RSUs to our Named Executive Officers: 60,000 to Ms. Lurker, 21,000 to Dr. Duker, 17,500 to Mr. Elston and 15,000 to Mr. Jones with pro rata annual vesting over three years.

401(k) Plan

We maintain a defined contribution 401(k) retirement plan (401(k) Plan) for all employees in the United States, including our Named Executive Officers. Employees are eligible to participate in the 401(k) Plan in the month following their date of hire. Under the terms of the 401(k) Plan, participating employees may defer up to 100% of their pre-tax salary provided that such deferral is not in excess of the applicable statutory limits within any calendar year. The Company matches 100% of employee contributions up to a maximum of 6% of salary and bonus compensation, subject to annual Internal Revenue Service limits. Employee contributions and our company matching contributions to the 401(k) Plan vest immediately.

Employee Benefits and Perquisites

Our Named Executive Officers are eligible to participate in our health and welfare programs to the same extent as all full-time employees generally and are entitled to 20 days of annual paid time off in accordance with our vacation policy. We also provide our Named Executive Officers and other employees with group term life insurance and short and long-term disability (LTD) insurance at our expense. Under the terms of the group LTD policy, premiums paid by the Company are included in the employee’s taxable income, provided that any benefits payable to an employee under the LTD policy are not subject to income tax.

Employment Agreements

Nancy Lurker, who became our President and Chief Executive Officer on September 15, 2016, is employed under an employment agreement with us that provides for a minimum base salary, a discretionary annual cash bonus based on the achievement of Company performance goals, discretionary equity incentives and severance payments as described further below under Additional Narrative Disclosure—Termination-Based Compensation.

George Elston, who became our Chief Financial Officer on November 14, 2019, is employed under an employment agreement that provides for a minimum base salary, a discretionary annual cash bonus based on the achievement of Company and individual performance goals, discretionary equity incentives and severance payments as described further below under Additional Narrative Disclosure—Termination-Based Compensation.

Jay Duker, who was appointed as our Chief Operating Officer on November 1, 2021 (he previously served as our Chief Strategic Scientific Officer), is employed under an employment agreement with us that provides for a base salary, a discretionary annual cash bonus based on the achievement of Company and individual performance goals, discretionary equity incentives and severance payments as described further below under Additional Narrative Disclosure—Termination-Based Compensation.

Scott Jones, who became our Senior Vice President, Chief Commercial Officer on June 10, 2019, is employed under an employment agreement with us that provides for a base salary, a discretionary annual cash bonus based on the achievement of Company and individual performance goals, discretionary equity incentives and severance payments as described further below under Additional Narrative Disclosure—Termination-Based Compensation.

Outstanding Equity Awards at 2021 Year End

The following table and footnotes provide information concerning outstanding equity awards for our Named Executive Officers as of December 31, 2021:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise	Option Expiration	Number of shares or units of stock that have not		Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not yet vested
Name	Exercisable	Unexercisable		Price ($)	Date	vested (#)		($)(9)	vested (#)	($)
Nancy Lurker	85,000	—		36.3000	09/15/26
	24,000	—		17.7000	06/27/27
	54,000	—		20.4000	06/14/28
	65,882	27,118	(1)	26.5000	02/21/29
	34,292	40,508	(1)	12.9000	02/28/30
	—	213,700	(1)	13.1300	02/09/31
						78,783	(5)	964,304

George Elston	38,804	35,696	(2)	14.2000	11/14/29
	5,060	5,977	(2)	12.9000	02/28/30
	-	60,300	(2)	13.1300	02/09/31	14,900	(6)	182,376

Jay Duker	4,000	—		31.7000	09/26/26
	2,666	—		19.5000	06/21/28
	4,000	—		26.5000	02/21/29
	3,350	—		12.9000	02/28/30
	8,853	16,147	(3)	7.2000	07/13/30
	—	60,300	(3)	13.1300	02/09/31
	—	305,000	(3)	11.4700	11/01/31
						30,158	(7)	369,134

Scott Jones	21,878	13,122	(4)	14.7000	06/10/29
	11,287	13,338	(4)	12.9000	02/28/30
	-	60,300	(4)	13.1300	02/09/31
	-	10,000	(4)	11.4700	11/01/31
						19,005	(8)	232,621

(1)

Ms. Lurker’s unexercisable options vest and become exercisable as follows: 27,118 ratably monthly through February 21, 2023, 40,508 ratably monthly through February 28, 2024 and 213,700 as to 25% at the one year anniversary of the grant date and the remainder ratably monthly through February 9, 2025.

(2)

Mr. Elston’s unexercisable options vest and become exercisable as follows: 35,696 ratably monthly through November 14, 2023, 5,977 ratably monthly through February 28, 2024 and 60,300 as to 25% at the one year anniversary of the grant date and the remainder ratably monthly through February 9, 2025.

(3)

Dr. Duker’s unexercisable options vest and become exercisable as follows: 16,147 ratably monthly through July 13, 2024, 60,300 as to 25% at the one year anniversary of the grant date and the remainder ratably monthly through February 9, 2025 and 305,000 as to 25% at the one year anniversary of the grant date and the remainder ratably monthly through November 1, 2025.

(4)

Mr. Jones’ unexercisable options vest and become exercisable as follows: 13,122 ratably monthly through June 10, 2023, 13,338 ratably monthly through February 28, 2024, 60,300 as to 25% at the one year anniversary of the grant date and the remainder ratably monthly through February 9, 2025 and 10,000 as to 25% at the one year anniversary of the grant date and the remainder ratably monthly through November 1, 2025.

(5)

Ms. Lurker’s restricted stock units vest as follows: 13,717 in one installment commencing February 21, 2022, 12,466 in one installment commencing on February 28, 2022 and 52,600 in three ratable annual installments commencing February 9, 2022.

(6)	Mr. Elston’s restricted stock units vest as follows: 14,900 in three ratable annual installments commencing February 9, 2022.
(7)	Dr. Duker’s restricted stock units vest as follows: 14,900 in three ratable annual installments commencing February 9, 2022 and 15,258 in three ratable annual installments commencing November 1, 2022.
(8)	Mr. Jones’ restricted stock units vest as follows: 4,105 in one installment commencing February 28, 2022 and 14,900 in three ratable annual installments commencing February 9, 2022.
(9)	The market price of unvested and unearned stock awards is calculated based on the closing price of our common stock at December 31, 2021 of $12.24, as reported on the Nasdaq Global Market.

Additional Narrative Disclosure

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our executive officers. These guidelines were established to further align the interests of our executive officers with those of our stockholders and to promote our commitment to sound corporate governance practices. During 2021, upon the guidance of Radford, the ownership guidelines for our executive officers were updated and are listed below:

Multiple of Base Salary
Chief Executive Officer	3x
Each Other Executive Officer covered by the Guidelines	1x

Owned shares as well as unvested restricted shares are counted towards meeting the guidelines.

All executive officers have five years from the date of their appointment as a Section 16 officer (or the date on which the Compensation Committee adopts new guidelines) to meet these guidelines, and their stock ownership is reviewed annually by the Compensation Committee. For Ms. Lurker, Mr. Elston and Mr. Jones, the compliance deadline is August 1, 2026 and for Dr. Duker, the compliance deadline is November 1, 2026.

Clawback Policy

We have also adopted a clawback policy that permits the Company to recover, from any current or former executive officer, including any named executive officer, whose fraud or intentional misconduct contributes to the circumstances requiring the Company to prepare an accounting restatement due to material non-compliance of the Company with any financial reporting requirement under U.S. federal securities laws, up to 100% of any incentive-based compensation received by such officer from the Company during the one-year period preceding the date on which the Company is required to prepare such accounting restatement.

Termination-Based Compensation

Nancy Lurker

Termination of Ms. Lurker’s employment by us without “cause,” or by Ms. Lurker with “good cause” (as such terms are defined in her employment agreement), would require us to pay severance to Ms. Lurker. Upon any such termination (other than in connection with a “change of control” (as defined in Ms. Lurker’s employment agreement)), Ms. Lurker would be entitled to receive (i) base salary continuation for a period of 12 months from the date of termination, payable in accordance with our normal payroll practices, (ii) one times her annual target bonus, payable in equal installments during the period of base salary continuation under clause (i) above, and (iii) provided that Ms. Lurker timely elects COBRA continuation coverage for herself and her eligible dependents, a monthly amount that equals the portion of the monthly health premiums paid by us on behalf of her and her eligible dependents immediately preceding the date that her employment terminates until the earlier of the last day of the period of Ms. Lurker’s base salary continuation or the date that Ms. Lurker and her eligible dependents become ineligible for COBRA continuation coverage pursuant to applicable law or plan terms.

Pursuant to the applicable award agreements, (x) with respect to the stock options held by Ms. Lurker that remain unvested in whole or in part, any unvested portion that would have vested as of the first anniversary following the date of her termination by us without cause or by Ms. Lurker with good cause will vest upon any such termination, and such options would remain exercisable until the earlier of (i) three months thereafter and (ii) the applicable option expiration date; and (y) with respect to any unvested time-based restricted stock units held by Ms. Lurker that would have vested as of the first anniversary following the date of her termination of employment by us without cause or by Ms. Lurker with good cause, such units would vest upon any such termination.

In the event of any such termination that occurs within 60 days prior to, or within 18 months following a change of control, Ms. Lurker would be entitled to receive (i) base salary continuation for a period of 18 months, payable in accordance with our normal payroll practices, (ii) 1.5 times her annual target bonus, payable in equal installments during the period of base salary continuation under clause (i) above, and (iii) provided that Ms. Lurker timely elects COBRA continuation coverage for herself and her eligible dependents, a monthly amount that equals the portion of the monthly health premiums paid by us on behalf of her and her eligible dependents immediately preceding the date that her employment terminates until the earlier of the last day of the period of Ms. Lurker’s base salary continuation or the date that Ms. Lurker and her eligible dependents become ineligible for COBRA continuation coverage pursuant to applicable law or plan terms. In addition, upon any such termination following a change of control, any unvested portion of Ms. Lurker’s options and any unvested time-based restricted stock units would vest and the options would become exercisable upon such termination, and such options would remain exercisable until the earlier of (i) one year thereafter and (ii) the applicable option expiration date. Termination by us for cause or by Ms. Lurker without good cause would not require us to pay any severance to Ms. Lurker.

Ms. Lurker’s right to receive the severance payments and benefits described above under her employment agreement is conditioned upon her execution and non-revocation of a separation agreement containing a general release of claims. Ms. Lurker’s employment agreement contains certain restrictive covenants, including non-disclosure of confidential information, assignment of rights to intellectual property, a non-competition covenant that runs for 12 months following her termination of employment for any reason, a non-solicitation covenant with respect to certain of our customers, vendors, suppliers and business partners that runs for 12 months following her termination of employment for any reason and a non-solicitation covenant with respect to our employees and independent contractors that runs for 12 months following her termination of employment.

George Elston

If Mr. Elston’s employment is terminated by us without “cause” or by Mr. Elston for “good cause” (as such terms are defined in his employment agreement), Mr. Elston will be entitled to (a) his base salary for the period of 12 months from the date of termination; (b) 100% of his target bonus, payable in equal installments during the period of base salary continuation payable in clause (a); and (c) reimbursements equal to the portion of the monthly health premiums paid by us on Mr. Elston’s behalf and that of his eligible dependents immediately preceding the date that Mr. Elston’s employment terminates until the earlier of (i) the last day of the period of base salary continuation under clause (a) and (ii) that date that Mr. Elston and his eligible dependents become ineligible for COBRA coverage. In addition to the payments set forth in the preceding paragraph, upon the termination of Mr. Elston’s employment for any reason, Mr. Elston will be entitled to receive any earned or accrued amounts and vested benefits that remain unpaid as of the date of his termination of employment.

Pursuant to the applicable award agreements, (x) with respect to all options held by Mr. Elston, any unvested portion that would have vested as of the first anniversary following the date of his termination of employment by us without cause or by Mr. Elston with good cause would vest upon any such termination, and such options would remain exercisable until the earlier of (1) three months thereafter and (2) the applicable option expiration date; and (y) with respect to any unvested time-based restricted stock units held by Mr. Elston that would have vested as of the first anniversary following the date of his termination of employment by us without cause or by Mr. Elston with good cause, such units would vest upon any such termination. In addition, upon any such termination within 24 months of a change of control, (i) any unvested portion of Mr. Elston’s options would vest and become exercisable upon such termination, and such options would remain exercisable until the earlier of (A) one year thereafter and (B) the applicable option expiration date and (ii) any unvested portion of Mr. Elston‘s time-based restricted stock units would vest upon any such termination.

In addition to the severance benefits described above, Mr. Elston’s employment agreement provides that if we terminate his employment without cause or if Mr. Elston terminates his employment with us for good cause, following, in each case, a change of control, as defined in Mr. Elston’s employment agreement, any stock options or restricted stock held by Mr. Elston at the time of such change of control and assumed or substituted in connection with such change of control, will, following his termination as described above, accelerate and vest in full and such options will remain exercisable until the earlier of the first anniversary of Mr. Elston’s termination (or three months following such termination in the case of incentive stock options) and the last day of any applicable option term.

Mr. Elston’s right to receive the severance payments and benefits described above under his employment agreement is conditioned upon his execution and non-revocation of a separation agreement containing a general release of claims. Pursuant to a Confidential Information, Non-Disclosure, Non-Solicitation, Non-Compete, and Rights to Intellectual Property Agreement entered into by Mr. Elston in connection with his appointment as our Chief Financial Officer and Head of Corporate Development, Mr. Elston is subject to certain restrictive covenants, including non-disclosure of confidential information, assignment of rights to intellectual property, a non-

competition covenant that runs for 12 months following his termination of employment for any reason, a non-solicitation covenant with respect to certain of our customers, vendors, suppliers and business partners that runs for 12 months following his termination of employment for any reason and a non-solicitation covenant with respect to our employees and independent contractors that runs for 12 months following his termination of employment.

Jay Duker

If we terminate Dr. Duker’s employment without “cause,” or if Dr. Duker terminates his employment with us for “good cause” (as such terms are defined in his employment agreement), we are obligated to (i) pay Dr. Duker’s base salary for a period of 12 months, payable in accordance with our then-current payroll practices, (ii) pay Dr. Duker an amount equal to his annual target bonus, payable in equal installments during the period of base salary continuation under clause (i) above, and (iii) provided that Dr. Duker timely elects COBRA continuation coverage for himself and his eligible dependents, pay Dr. Duker a monthly amount that equals the portion of the monthly health premiums paid by us on behalf of him and his eligible dependents immediately preceding the date that his employment terminates until the earlier of the last day of the period of Dr. Duker’s base salary continuation or the date that Dr. Duker and his eligible dependents become ineligible for COBRA continuation coverage pursuant to applicable law or plan terms.

Pursuant to the applicable award agreements, (x) with respect to all options held by Dr. Duker, any unvested portion that would have vested as of the first anniversary following the date of his termination of employment by us without cause or by Dr. Duker with good cause would vest upon any such termination, and such options would remain exercisable until the earlier of (1) three months thereafter and (2) the applicable option expiration date; and (y) with respect to any unvested time-based restricted stock units held by Dr. Duker that would have vested as of the first anniversary following the date of his termination of employment by us without cause or by Dr. Duker with good cause, such units would vest upon any such termination. In addition, upon any such termination within 24 months of a change of control, (i) any unvested portion of Dr. Duker’s options would vest and become exercisable upon such termination, and such options would remain exercisable until the earlier of (A) one year thereafter and (B) the applicable option expiration date and (ii) any unvested portion of Dr. Duker’s time-based restricted stock units would vest upon any such termination.

In the event of any such termination that occurs within 30 days prior to, or within 18 months following a change of control, Dr. Duker would be entitled to receive (i) base salary continuation for a period of 18 months, payable in accordance with our normal payroll practices, (ii) 100% of his annual target bonus, payable in equal installments during the period of base salary continuation under clause (i) above, and (iii) provided that Dr. Duker timely elects COBRA continuation coverage for himself and his eligible dependents, a monthly amount that equals the portion of the monthly health premiums paid by us on behalf of his and his eligible dependents immediately preceding the date that his employment terminates until the earlier of the last day of the period of Dr. Duker’s base salary continuation or the date that Dr. Duker and his eligible dependents become ineligible for COBRA continuation coverage pursuant to applicable law or plan terms. In addition, upon any such termination following a change of control, any unvested portion of Dr. Duker’s options and any unvested time-based restricted stock units would vest and the options would become exercisable upon such termination, and such options would remain exercisable until the earlier of (i) one year thereafter and (ii) the applicable option expiration date. Termination by us for cause or by Dr. Duker without good cause would not require us to pay any severance to Dr. Duker.

Dr. Duker’s right to receive the severance payments and benefits described above under his employment agreement is conditioned upon his execution and non-revocation of a separation agreement containing a general release of claims. Dr. Duker’s employment agreement contains certain restrictive covenants, including non-disclosure of confidential information, assignment of rights to intellectual property, a non-competition covenant that runs for 12 months following his termination of employment for any reason, a non-solicitation covenant with respect to certain of our customers, vendors, suppliers and business partners that runs for 12 months following his termination of employment for any reason and a non-solicitation covenant with respect to our employees and independent contractors that runs for 12 months following his termination of employment.

Scott Jones

If we terminate Mr. Jones’ employment without “cause,” or if Mr. Jones terminates his employment with us for “good cause” (as such terms are defined in his employment agreement), we are obligated to (i) pay Mr. Jones’ base salary for a period of 12 months, payable in accordance with our then-current payroll practices, (ii) pay Mr. Jones an amount equal to his annual target bonus, payable in equal installments during the period of base salary continuation under clause (i) above, and (iii) provided that Mr. Jones timely elects COBRA continuation coverage for himself and his eligible dependents, pay Mr. Jones a monthly amount that equals the portion of the monthly health premiums paid by us on behalf of him and his eligible dependents immediately preceding the date that his employment terminates until the earlier of the last day of the period of Mr. Jones’ base salary continuation or the date that Mr. Jones and his eligible dependents become ineligible for COBRA continuation coverage pursuant to applicable law or plan terms.

Pursuant to the applicable award agreements, (x) with respect to all options held by Mr. Jones, any unvested portion that would have vested as of the first anniversary following the date of his termination of employment by us without cause or by Mr. Jones with good cause would vest upon any such termination, and such options would remain exercisable until the earlier of (1) three months thereafter and (2) the applicable option expiration date; and (y) with respect to any unvested time-based restricted stock units held by Mr. Jones that would have vested as of the first anniversary following the date of his termination of employment by us without cause or by Mr. Jones with good cause, such units would vest upon any such termination. In addition, upon any such termination within 24 months of a change of control, (i) any unvested portion of Mr. Jones’ options would vest and become exercisable upon such termination, and such options would remain exercisable until the earlier of (A) one year thereafter and (B) the applicable option expiration date and (ii) any unvested portion of Mr. Jones’ time-based restricted stock units would vest upon any such termination.

In addition to the severance benefits described above, Mr. Jones’ employment agreement provides that if we terminate his employment without cause or if Mr. Jones terminates his employment with us for good cause, following, in each case, a change of control, as defined in Mr. Jones’ employment agreement, any stock options or restricted stock held by Mr. Jones at the time of such change of control and assumed or substituted in connection with such change of control, will, following his termination as described above, accelerate and vest in full and such options will remain exercisable until the earlier of the first anniversary of Mr. Jones’ termination (or three months following such termination in the case of incentive stock options) and the last day of any applicable option term.

Mr. Jones’ right to receive the severance payments and benefits described above under his employment agreement is conditioned upon his execution and non-revocation of a separation agreement containing a general release of claims. Mr. Jones’ employment agreement contains certain restrictive covenants, including non-disclosure of confidential information, assignment of rights to intellectual property, a non-competition covenant that runs for 12 months following his termination of employment for any reason, a non-solicitation covenant with respect to certain of our customers, vendors, suppliers and business partners that runs for 12 months following his termination of employment for any reason and a non-solicitation covenant with respect to our employees and independent contractors that runs for 12 months following his termination of employment.

DIRECTOR COMPENSATION

Compensation Summary

The following table and footnotes provide information regarding the compensation paid to our non-executive directors for the year ended December 31, 2021:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Göran Ando	100,000	99,729	36,107	—	235,836
Douglas Godshall(3)	31,071	91,418	32,825	—	155,314
Ron Eastman	—	—	—	—	—
John Landis	60,000	91,418	32,825	—	184,243
David Guyer	77,500	91,418	32,825	—	201,743
Wendy DiCicco	70,000	91,418	32,825	—	194,243
Ye Liu(4)	—	—	—	—	—

(1)

The amounts in these columns reflect the grant date fair value as determined in accordance with FASB ASC Topic 718. The underlying valuation assumptions for equity awards are further disclosed in Note 11 of the audited financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)	The following table shows the aggregate number of outstanding shares underlying outstanding options and restricted stock units held by our non-executive directors as of December 31, 2021:

Name	Outstanding Option Awards	Outstanding Stock Awards
Göran Ando	30,350	2,750
Douglas Godshall	39,016	2,500
Ron Eastman	—	—
John Landis	26,350	2,500
David Guyer	22,350	2,500
Wendy DiCicco	22,350	2,500
Ye Liu	—	—

(3)	Mr. Godshall did not stand for re-election at the 2021 Annual Meeting, but is included above to show amounts earned during 2021 while still serving.

(4)	Mr. Liu was appointed by Ocumension Therapeutics as their Investor Designee pursuant to the terms of the Share Purchase Agreement as filed with the SEC on Form 8-K, January 4, 2021.

Elements of Non-Executive Director Compensation

The rates of compensation to our non-executive directors in effect for the year ended December 31, 2021, and continuing until otherwise modified in the future, were as follows:

•	annual retainer of $75,000 for the Board chair and $45,000 for each other Board member (as of February 2022, $80,000 and $45,000), respectively;
•	annual retainer of $20,000 for the chair and $10,000 for each member of the Audit Committee;
•	annual retainer of $15,000 for the chair and $7,500 for each member of the Compensation Committee;
•	annual retainer of $10,000 for the chair and $5,000 for each member of the Governance and Nominating Committee;
•	annual retainer of $15,000 for the chair and $7,500 for each member of the Science Committee;
•	in the event a director attends more than twelve committee meetings, meeting attendance fees of $1,000 for each Board and committee meeting attended thereafter;
•

initial grant of an option to purchase 8,000 shares for a new director, which vests in three equal annual installments commencing on the first anniversary of the date of grant (as of February 2022, 22,000 options and 6,000 restricted stock units);

•

annual grants of options for the Board chair and other non-executive directors, other than Mr. Eastman and Mr. Liu, subject to allowable allocations between stock options and restricted stock units utilizing relative values between each instrument determined in consultation with the Company’s compensation consultant. Annual grants vest on the first anniversary of the date of grant.

On February 9, 2022, the Compensation Committee approved the following annual equity awards consisting of stock options and restricted stock awards as described above.

Name	Option Award	Stock Award
Göran Ando	12,000	3,250
John Landis	11,000	3,000
David Guyer	11,000	3,000
Wendy DiCicco	11,000	3,000

Ms. Lurker receives no additional compensation for serving as a director. Neither Mr. Eastman nor Mr. Liu receive compensation for  serving as a director, although they are entitled to seek reimbursement for reasonable expenses incurred in connection with service on the Board and is entitled to the same benefits, including benefits under any director and officer indemnification or insurance policy maintained by us, as any other non-employee director of the Board.

PROPOSAL 1

ELECTION OF SEVEN DIRECTORS

The Board currently consists of seven directors, Göran Ando, Nancy Lurker, Wendy DiCicco, Ronald Eastman, John Landis, David Guyer, and Ye Liu. Mr. Eastman will not stand for re-election to the Board but will continue to serve as a director until the expiration of his term at the Annual Meeting. Anthony Adamis is standing for election to the Board as a new director to replace Mr. Eastman at the Annual Meeting. At the recommendation of the Governance and Nominating Committee, the Board has re-nominated our other current directors (excluding Mr. Eastman) for election at the Annual Meeting, effective as of the conclusion of the Annual Meeting. Each nominee, if elected, will hold office until our 2023 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, or until he or she sooner dies, resigns or is removed. Except as disclosed below, the proposed nominees are not being nominated pursuant to any arrangement or understanding with any person. We do not anticipate that any nominee will become unavailable to serve.

Biographical information and the attributes, skills and experience of each nominee that led our Governance and Nominating Committee and Board to determine that such nominee should serve as a director are discussed in the “Directors and Executive Officers” section of this proxy statement.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL ON PROPOSAL NO. 1 TO ELECT GÖRAN ANDO,  NANCY LURKER, WENDY DICICCO, JOHN LANDIS, DAVID GUYER, YE LIU, AND ANTHONY ADAMIS TO THE BOARD.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required under Section 14A of the Exchange Act, the Board is submitting a “say on pay” proposal for stockholder consideration. While the vote on executive compensation is nonbinding and advisory, the Board and the Compensation Committee value the opinion of our stockholders, and to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns. Our current policy is to provide stockholders with an opportunity to approve the compensation of our Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2023 annual meeting of stockholders.

Our Board and the Compensation Committee value the perspectives and concerns of our stockholders regarding executive compensation. We are therefore pleased to entertain stockholder views and receive comments about our executive compensation practices.

Our executives regularly hold meetings with stockholders, and participate in professional investor conferences, to hear stockholder views on our financial performance, strategic business plans, corporate governance, executive compensation and related subjects. While we have not received particular stockholder feedback that warranted significant actions be undertaken to change our executive compensation program and practices, we will continue to regularly engage with stockholders and entertain their views, and also consult with professional advisors, regarding our Named Executive Officer compensation practices in the future.

The compensation of our Named Executive Officers is described starting on page 24 of this proxy statement.

We are asking stockholders to vote on the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the proxy statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

THE BOARD RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, FOR PROPOSAL NO. 2 TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte to serve as our independent registered public accounting firm and to audit our financial statements and our internal control over financial reporting for fiscal 2022. Although ratification is not required, we are seeking stockholder approval of the selection as a matter of good corporate practice. If stockholders do not ratify the appointment, then the Audit Committee will consider whether it is appropriate to select a different independent registered public accounting firm or to continue Deloitte’s appointment as our independent registered public accounting firm. Even if stockholders do ratify the appointment, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year, if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

Deloitte was our independent registered public accounting firm for the fiscal years ended December 31, 2021 and December 31, 2020. Deloitte is expected to have a representative present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

THE BOARD RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 3 TO RATIFY OUR SELECTION OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022.

Accounting Fees and Services

The following table sets forth the total fees paid to Deloitte and its affiliates with respect to the years ended December 31, 2021 and December 31, 2020:

	Year Ended December 31,	Year Ended December 31,
	2021	2020
Audit fees(1)	$819	$605
Tax fees(2)	113	98
All other fees(3)	2	2
	$934	$705

(1)

Audit fees relate to professional services rendered in connection with the audit for the years ended December 31, 2021 and December 31, 2020, reviews of the condensed consolidated financial statements performed in connection with each of our Quarterly Reports on Form 10-Q. The years ended December 31, 2021 and 2020 includes fees for comfort letters for both equity raises and our ATM program, as well as fees related to the consents for the incorporation by reference of audit reports on Form S-3 and Form S-8 registration statements.

(2)	Tax fees paid to Deloitte for the years ended December 31, 2021 and 2020 were related to the preparation of various corporate tax returns as well as tax advice.
(3)	All other fees relate to a subscription to Deloitte’s on-line accounting research database.

Our policies require the Audit Committee to pre-approve all audit and permitted non-audit services provided by the independent registered public accounting firm, including engagement fees and terms. The Audit Committee may delegate pre-approval authority to one or more of its members, who will report any pre-approval decisions to the full committee at its next scheduled meeting but may not delegate pre-approval authority to members of management. The Audit Committee may approve only those non-audit services classified as “all other services” that it believes to be routine and recurring services, to be consistent with SEC rules and to not impair the auditor’s independence with respect to us. The Audit Committee reviewed and pre-approved all audit services and permitted non-audit services performed during the years ended December 31, 2021 and 2020.

INFORMATION ABOUT STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholder proposals for inclusion in our proxy statement: To be eligible for inclusion in our proxy statement and form of proxy relating to our 2023 Annual Meeting of Stockholders (2023 Annual Meeting), stockholder proposals must be submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and received at our principal executive offices no later than January 9, 2023, which is 120 calendar days before May 9, 2023—the anniversary of the date this proxy statement was released to stockholders in connection with the Annual Meeting. If the date of the 2023 Annual Meeting is changed by more than 30 days from the anniversary date of this year’s Annual Meeting on June 23, 2022, then the deadline is a reasonable time before we begin to print and mail proxy materials.

Other stockholder proposals: A nomination of one or more persons for election as a director or any other stockholder proposal not included in our proxy statement for the 2023 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Company Secretary at our principal executive offices and otherwise complies with the provisions of our By-Laws. To be timely, our By-Laws provide that we must receive the stockholder’s notice: (i) not less than 60 days in advance of the meeting if the meeting is to be held on a day which is within 30 days preceding the anniversary of the 2022 Annual Meeting, (ii) not less than 90 days in advance of the meeting if the meeting is to be held on or after the anniversary of the 2022 Annual Meeting, and (iii) in any other cases, not more than 15 days following the date on which notice or public disclosure (as defined in our By-Laws) of the date of the 2023 Annual Meeting is made.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 24, 2023.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing requirements and with the SEC regulations regarding stockholder proposals.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name may receive only one Notice of Internet Availability of Proxy Materials, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Internet Availability of Proxy Materials, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of the Notice of Internet Availability of Proxy Materials for your household, please contact our Company Secretary by mail, c/o EyePoint Pharmaceuticals, Inc., 480 Pleasant Street, Suite A210, Watertown, MA 02472, or by phone at (617) 926-5000. If you participate in householding and wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies of this document in the future, please contact our Company Secretary as indicated above.

If your shares are held in street name through a broker, bank or other intermediary, please contact your broker, bank or intermediary directly if you have questions, require additional copies of our proxy materials or wish to receive a single copy of such materials in the future for all beneficial owners of shares of our common stock sharing an address.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2021 has been posted on the Internet along with this proxy statement, each of which is accessible by following the instructions in the Notice of Internet Availability of Proxy Materials. The Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy-soliciting material.

We filed our Annual Report on Form 10-K with the SEC on March 14, 2022. We will mail without charge, upon request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2021, excluding the exhibits thereto. We will provide copies of the exhibits to the Form 10-K upon request by eligible stockholders, provided that we may impose a reasonable fee for providing such exhibits, which is limited to our reasonable expenses. Requests for copies of the Annual Report on Form 10-K or such exhibits should be mailed to our Company Secretary by mail, c/o EyePoint Pharmaceuticals, Inc., 480 Pleasant Street, Suite A210, Watertown, MA 02472.

OTHER BUSINESS

As of the date of this Proxy Statement, we do not know of any other matter that properly may come before the Annual Meeting, and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will be able to vote on those matters in accordance with their own judgment.

If there are insufficient votes to approve the proposals, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposals. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

ICALS, INC. 2019 EMPLOYEE STOCK PURCHASE  PLAN

EYEPOINT PHARMACEUTICALS, INC. 2019 EMPLOYEE STOCK PURCHASE PLAN 1.PURPOSE AND INTERPRETATION (a) The purpose of the EyePoint Pharmaceuticals, Inc. 2019 Employee Stock Purchase Plan is to encourage and to enable Eligible Employees of the Company and its Participating Affiliates, through after-tax payroll deductions or periodic cash contributions, to acquire proprietary interests in the Company through the purchase and ownership of shares of Stock. The Plan is intended to benefit the Company and its stockholders (a) by incentivizing Participants to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability and that will benefit its stockholders and other important stakeholders and (b) by encouraging Participants to remain in the employ of the Company or its Participating Affiliates. The Plan was adopted by the Board on April 26, 2019 and was approved by the Company’s stockholders on June 25, 2019. (b) The Plan and the Options granted under the Plan are intended to satisfy the requirements for an “employee stock purchase plan” under Code Section 423. Notwithstanding the foregoing, the Company makes no undertaking to, nor representation that it will, maintain the qualified status of the Plan or any Options granted under the Plan. In addition, Options that do not satisfy the requirements for an “employee stock purchase plan” under Code Section 423 may be granted under the Plan pursuant to the rules, procedures, or sub-plans adopted by the Administrator, in its sole discretion, for certain Eligible Employees. 2.DEFINITIONS (a) “Account” shall mean a bookkeeping account established and maintained to record the amount of funds accumulated pursuant to the Plan with respect to a Participant for the purpose of purchasing shares of Stock under the Plan. (b) “Administrator” shall mean the Board, the Compensation Committee of the Board, or any other committee of the Board designated by the Board to administer the Plan. (c)“Board” shall mean the Board of Directors of the Company. (d) “Code” shall mean the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto. References in the Plan to any Code Section shall be deemed to include, as applicable, regulations and guidance promulgated under such Code Section. (e) “Company” shall mean EyePoint Pharmaceuticals, Inc., a Delaware corporation, and any successor thereto. (f) “Custodian” shall mean the third-party administrator designated by the Administrator from time to time. (g)“Effective Date” shall mean July 1, 2019.

EYEPOINT PHARMACEUTICALS

VOTE

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Your vote matters – here's how to vote!

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

1234 5678 9012 345

1. Election of Directors:

01 - Göran Ando	02 - Nancy Lurker	03 - John B. Landis	04 - David Guyer
05 - Wendy F. DiCicco	06 - Ye Liu	07 - Anthony P. Adamis	

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

____

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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eyepoint vote pharmacceuticls endorsement_line sacpack 000004 mr asample designation(if any) add1 add2 add3 add4 add5 add6 c123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext your vote matters -hare’s how to vote you may vote online or y phone instead of mailing this card online go to www.envisionreports.com/eyptor scan the qr code-login details are located in the shaded bar below. phone call toll free 1-800-652-vote (8683) within the usa, us territories and canada  save paper, time and money! sign up for electronic delivery at  www.envisionreports.com/eypt using a black ink pea, mark your votes within x shown in this example please do not write outside the designated areas annual meeting proxy card 123456789012345 if voting by mail, sign detach and return the bottom portion in the enclosed envelope. a the board of directors recommends you vote for all of the following nominees. 1 election of director 01 goran ando 2 nancy lurker 3 john b landis 4 david guyer 05 wendy f dicicco 06 ye liu 07 anthony p adamis mark here to vote for all nominees mark here to withhold vote from all nominees for all except -to withhold authority to vote for any nominee(s).write the name(s) if such nominee(s) below the board of directors recommends you vote for proposals 2 and 3. 2 to approve on an advisory basis the compensation paid to the company’s names executive officers as disclosed in the accompanying proxy statement. for against ab stain 3 to ratify the appointment of deloitte & touch llp as the company’s independent registered public accounting firm for the fiscal year ending december 31 2022 important notice regarding the availability of proxy material for the annual meeting to be held on june: the proxy statement and the annual report of form 10-k for the twelve months ended december 31 2021 are available at www edocumenteview.com/eypt for street holders and www.envisionreports/eypt for registered holders. c authorized this section must be completed for your vote to count. please date and sign below. please sign exactly as name(s) appears herein. joint owners should each sign. when signing as attorney executor administrator, corporate officers trustee guardian or custodian please give full title. date (mm/dd/yy)-please print date below. signature 1-please keep signature with the box. signature 2 please keep signature with the box c 1234567890 jnt 1upx 537426 mra sample (this area is set up to accommodate 140 characters) mr a sample and mr a sample and mr a sample and mr sample and mr sample and mr sample and mr a sample and the 2022 annual meeting of stockholders of eyepoint pharmaceuticals will be held on june 23, 2022 at 9:00am eastern time, virtually via the internet at www.meetnow.global/mgnzng2 to access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. important notice regarding the availability of proxy materials for the annual meeting to be held on june 23, 2022: the proxy statement and the annual report on form 10-k for the twelve months ended december, 2021 are available at www.edocumentview.com/eypt for street holders and www.envisionreports.com/eypt for registered holders. small steps make an impacthelp the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/eypt if voting by mail, sign, detach and return the bottom portion in the enclosed envelope. proxy – eyepoint pharmaceuticals, inc. notice of 2022 annual meeting of stockholders proxy solicited by the board of directors for the annual meeting of stockholders – june 23, 2022 the undersigned hereby appoints nancy s. lurker and ron i. honig, and each of them, each with the full power of substitution, as proxies to represent and vote the shares of the undersigned, with all the powers which the powers which the undersigned would possess if personally present, at the annual meeting of stockholders of eyepoint pharmaceuticals, inc. to be held on thursday, june 23, 2022 or at any postponement or adjournment thereof. shares represented by this proxy will be voted in the manner directed by the stockholder. if no such directions are indicated, each of the proxies will have authority to vote for the election of all nominees, and for proposals 2 and 3. in his or her discretion, each of the proxies is authorized to vote upon such other business as may properly come before the meeting. (items to be voted apperar on reverse side) c non-voting items change of address – please print new address below.comments – please print your comments below